EXHIBIT 4.3
                                CREDIT AGREEMENT


         AGREEMENT made as of this 13th day of May, 1997, by and among FLEET NATIONAL BANK, a national banking association organized under the laws of the United States having a place of business at 111 Westminster Street, Providence, Rhode Island 02903 ("Fleet"), in its capacity as agent (in the event there is more than one lender) and as a lender and FRENCH FRAGRANCES, INC., a Florida corporation, with its principal place of business at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 (together with the predecessor Florida corporation, the "Borrower").

                              W I T N E S S E T H:

         WHEREAS, Borrower and Lenders have agreed to enter into this Credit Agreement pursuant to which Lenders will make revolving credit advances and other extensions of credit to Borrower from time to time subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing, Lenders and Borrower hereby agree as follows:

         I.  DEFINITIONS

         SECTION 1.01. DEFINED TERMS. The following terms used in this Agreement shall have the following meanings:

         "Accounts" shall mean all accounts (as that term is defined in the Uniform Commercial Code), whether now owned or hereinafter acquired by Borrower or, for purposes of Section 8.08 hereof, any of its Subsidiaries.

         "Advance or Advances" shall mean the individual or aggregate principal amount advanced by Lenders to Borrower pursuant to Section 2.01 hereof.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

         "Agent" shall mean Fleet, in its capacity as agent for itself and the other Lenders as appointed pursuant to the provisions of Article XI of this Agreement, and its successors in such capacity.

         "Agreement" shall mean this Credit Agreement, as the same may be amended, supplemented, extended and modified from time to time by the execution and delivery of an Amendment Letter or otherwise in accordance with the terms hereof.

         "Amendment Letter" shall mean a letter signed by Lenders and agreed to by Borrower in substantially the form attached hereto as EXHIBIT A, which letter shall constitute an amendment to this Agreement, the Notes and the Security Documents, as appropriate.

         "Applicable Eurodollar Rate Margin" shall mean,

         if the Funded Debt to                       then the Applicable
         Shareholders Equity Base is                 Eurodollar Rate Margin is:
         ---------------------------                 --------------------------

         greater than
         2.00 : 1.00                                          2.25%

         less than or equal to
         2.00 : 1.00 but greater than
         1.50 : 1.00                                          2.00%

         less than or equal
         to 1.50 : 1.00                                       1.75%.

         "Applicable Revolving Funded Debt Rate" shall mean the rate of interest which corresponds to the Funded Debt to Shareholders Equity Base ratio as follows:

         Funded Debt to
         Shareholders Equity Base                    Interest Rate
         ------------------------                    -------------

         greater than 2.00:1.00                      Prime Rate + .50%

         less than or equal to 2.00:1.00             Prime Rate + .25%
         but greater than 1.50:1.00

         less than or equal to 1.50:1.00             Prime Rate

         "Approved Eligible Accounts Receivable" shall mean Eligible Accounts Receivable which are not Insured Eligible Accounts Receivable and which are owed by an account debtor listed on SCHEDULE 1.01(A) to this Agreement. The list of account debtors may be updated from time to time by Agent without Borrower's consent in its sole discretion upon Agent's delivery to Borrower of a writing signed by Agent or a new SCHEDULE 1.01(A), signed at the bottom by Agent.

         "Basic Eurodollar Rate" shall mean, for any Interest Period, the rate of interest per annum determined by Agent (fixed through such Interest Period (subject to adjustments for the Eurodollar Rate Reserve Percentage), and rounded upwards, if necessary, to the next 1/16 of 1%) which is equal to the quotient of
(i) either (a) the rate of interest at which Dollar deposits are offered in the London interbank market in an amount approximately equal to the principal of such Eurodollar Loan for a period of time equal to such Interest Period as such rate appears on the Telerate Page 3750 as of 11:00 a.m. London time two (2) Business Days prior to the Business Day on which such Interest Period begins, or (b) if no such rate appears on the Telerate Page 3750, the rate of interest determined by Agent to be the average of up to four interest rates per annum at which Dollar deposits are offered in the London interbank market in an amount approximately equal to the principal amount of such Eurodollar Loan, for a period of time equal to such Interest Period as such rates appear on the Reuter's Screen LIBO Page as of 11:00 a.m. London time two (2) Business Days prior to the Business Day on which such Interest Period begins so long as at least two such offered rates so appear on the Reuter's Screen LIBO Page, or (c) if two such offered rates do not appear on the Reuter's Screen LIBO Page, the rate of interest determined by Agent to be the interest rate per annum at which Dollar deposits are offered to the Agent by first-class banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the Business Day on which such Interest Period begins in an amount approximately equal to the principal amount of such Eurodollar Loan for a period of time equal to such Interest Period and
(ii) a number equal to the number one minus the Eurodollar Rate Reserve Percentage. The Basic Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

         "Bonus Pool" shall mean bonuses paid to employees, officers and/or directors as approved by the Board of Directors of the Borrower from time to time in an amount not to exceed six percent (6%) of the Borrower's pre-tax profits in any fiscal year.

         "Borrowed Money" shall mean, with respect to any Person, all Indebtedness of such Person representing borrowed money, including, without limitation, (i) any Indebtedness evidenced by notes, bonds, debentures or similar obligations, (ii) any Indebtedness representing any obligation for the deferred purchase price of property or services or an obligation under a conditional sale or other title retention agreement, (iii) any Indebtedness representing Capitalized Lease Obligations and (iv) any Indebtedness representing a reimbursement obligation for any letter of credit or with respect to any performance bond.

         "Borrower" shall mean French Fragrances, Inc., a Florida corporation, and its successors and assigns to the extent permitted hereunder.

         "Borrower Security Agreement" shall mean the Security Agreement, in such form as Agent shall reasonably require, pursuant to which Borrower grants to Agent for the ratable benefit of Lenders and to Lenders security interests in Borrower's Accounts and Inventory.

         "Borrowing Base" shall mean, as of any date, the sum of, without duplication, (i) eighty-five percent (85%) of Insured Eligible Accounts Receivable determined as of such date, PLUS (ii) eighty-five percent (85%) of Approved Eligible Accounts Receivable determined as of such date, PLUS, (iii) eighty percent (80%) of Eligible Accounts Receivable (other than Insured Eligible Accounts Receivable or Approved Eligible Accounts Receivable) determined as of such date, PLUS (iv) fifty percent (50%) of Eligible In-House Inventory; provided that the portion of the Borrowing Base derived from clause
(iv) shall be capped at Twenty Million Dollars ($20,000,000), and provided further there shall be a reserve against total Eligible In-House Inventory of One Million Two Hundred Thousand Dollars ($1,200,000). The foregoing definition of "Borrowing Base", including the respective percentages set forth therein, may be amended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed by Borrower and Lenders.

         "Borrowing Base Certificate" shall mean a certificate of the chief financial officer of Borrower, in the form attached hereto as EXHIBIT B having the blanks therein appropriately completed, setting forth in reasonable detail Eligible Accounts Receivable, Eligible In House Inventory and Eligible Inventory as of the last day of the preceding month.

         "Borrowing Date" shall mean the date an Advance is made to Borrower pursuant to a Request for Advance.

         "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in Providence, Rhode Island or London, England are authorized or required to close.

         "Capital Base" shall mean, with respect to any Person, as at any date, the stockholders' equity of such Person as of such date as determined in accordance with GAAP, PLUS with respect to the Borrower the principal amount outstanding under the Subordinated Debentures.

         "Capital Expenditures" shall mean, with respect to any Person, all expenditures of such Person for assets which are or should be capitalized, and the fair value of any assets leased by such Person under any leases which would be capitalized, under GAAP.

         "Capitalized Lease" shall mean any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

         "Capital Stock" shall mean any and all shares, interests, rights to purchase, participations or other equivalents of or interests in (however designated) corporate stock.

         "Capitalized Lease Obligations" shall mean, with respect to any Person, the amount of the liability under all Capitalized Leases of such Person as at any date, determined in accordance with GAAP.

         "Chief Operating Officer Compensation Agreement" shall mean that certain Chief Operating Officer Compensation Agreement dated as of April 1, 1997 between E.S.B. Consultants, Inc. and Borrower.

         "Closing Date" shall mean the effective date on which all of the conditions precedent to the transactions contemplated pursuant to this Agreement set forth in Article 6 hereof have been satisfied to Lenders' satisfaction.

         "CMLTD" shall mean, with respect to any Person for any fiscal period, all regularly scheduled principal payments for Borrowed Money in accordance with GAAP.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as the same may from time to time be amended and remain in effect.

         "Collateral" shall mean (a) all Inventory, whether now owned or hereafter acquired, (b) all Accounts, whether now owned or hereafter acquired, or in which the Borrower (or for purposes of Section 8.08, its Subsidiaries), may now have or hereafter acquire an interest; (c) all accessions, additions or improvements to, all replacements, substitutions and parts for, and all proceeds and products of, all of the foregoing; and (d) all books, records and documents relating to all of the foregoing.

         "Commitment Share" shall mean with respect to the Revolving Credit Commitment, each Lender's percentage share of the Revolving Credit Commitment, as set forth opposite such Lender's name on SCHEDULE 1.01(B) attached hereto, as amended from time to time.

         "Commonly Controlled Entity" shall mean any Person (including any Subsidiary), whether or not incorporated, which is under common control with Borrower within the meaning of section 414(b) or (c) of the Code.

         "Current Assets" shall mean, with respect to any Person, as of any date, the current assets of such Person as determined in accordance with GAAP.

         "Current Liabilities" shall mean, with respect to any Person, as of any date, the current liabilities of such Person as determined in accordance with GAAP.

         "Delinquent Lender" shall mean any Lender which fails to make available to Agent such Lender's Commitment Share of any Advance requested or deemed to be requested by Borrower in accordance with such Lender's obligations under this Agreement or any Lender which gives Agent written notice that it will not fund any requested Advance in accordance with such Lender's obligations under this Agreement after the date of such notice.

         "Dollars" and the sign "$" shall mean lawful money of the United States of America.

         "EBITDA" shall mean, with respect to any Person for any period, pre-tax income (or loss) of such Person for such period, PLUS (i) the sum of (a) Interest Expense, (b) depreciation, amortization and other non-cash charges, (c) losses on asset sales, exchanges, transfers or other dispositions, and (d) extraordinary or other unusual losses or charges, LESS (ii) the sum of (a) gains on asset sales, exchanges, transfers or other dispositions, (b) extraordinary or other unusual gains or credits, and (c) income attributable to non-cash items or other non-cash credits, in each case to the extent included in arriving at such pre-tax income (or loss) for such period and determined in accordance with GAAP.

         "Eligible Accounts Receivable" shall mean the face amount of such of any of Borrower's trade accounts receivable for goods sold and/or services rendered by Borrower in the ordinary course of its business which satisfy each of the following requirements (unless waived by Lenders):

                  (i) the subject goods have been shipped or delivered to an account debtor (a) on an absolute sale basis and not on consignment, approval or a sale-or-return basis or subject to any other repurchase or return agreement, or (b) on an open account basis, in either case with no part of the subject goods having been returned, rejected, lost or damaged; PROVIDED, HOWEVER, that if a part of the subject goods have been returned, rejected, lost or damaged, and Majority Lenders determine in their sole discretion that such return, rejection, loss or damage will not affect the likelihood of payment by the account debtor for the remaining subject goods, the face amount of the account for such subject goods, less an amount which in the opinion of Majority Lenders reflect the value of such returned, rejected, lost or damaged goods, may be included in the computation of Eligible Accounts Receivable (subject to the other requirements set forth below);

                  (ii) the account is not evidenced by chattel paper or an instrument of any kind;

                  (iii) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind;

                  (iv) the account debtor is located in the United States;

                  (v) it is a valid, legally enforceable obligation of the account debtor thereunder and is not subject to any offset (other than discount for prompt payment consistent with past practices of Borrower) or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder;

                  (vi) it is subject to no lien or security interest whatsoever, except for the security interest of the Agent and the Lenders under the Security Documents and liens permitted by Section 8.02 hereof;

                  (vii) it has not remained unpaid for a period exceeding ninety
         (90) days after the date of invoice;

                  (viii) to the extent the obligation is with an account debtor that is the federal government or a political subdivision thereof and Borrower has complied with the Federal Assignment of Claim Acts of 1940, and any amendment thereto, with respect to such obligation.

                  (ix) it does not arise out of a transaction with any Affiliate of Borrower or any Related Person;

                  (x) no more than fifty percent (50%) of the accounts receivable for the same account debtor shall have remained unpaid for a period exceeding ninety (90) days after the date of invoice; and

                  (xi) it is not otherwise determined by Majority Lenders to be difficult to collect, uncollectible or otherwise unacceptable for any reason, irrespective of how many days past due, as reasonably determined by Majority Lenders, which determination shall be final and binding.

         "Eligible In-House Inventory" shall mean Eligible Inventory which as of the date of determination (a) is located on premises described in SCHEDULE 5.15,
(b) is stored with Majority Lenders' prior written consent with a bailee, warehouseman or similar party so long as Agent has received from such bailee, warehouseman or similar party warehouse receipts therefor in Agent's name for the ratable benefit of Lenders and Lenders and in form and substance satisfactory to Majority Lenders, or (c) is located at such other in-house location as shall be approved by Majority Lenders in writing from time to time.

         "Eligible Inventory" shall mean the lower of fair market value or cost of Borrower's inventory of raw materials, work-in-process and finished goods determined on a consolidated FIFO basis in accordance with GAAP which, as of the day preceding any calculation of the Revolving Credit Commitment, is in good condition, meets all standards imposed by any governmental agency or department or division thereof having regulatory authority over such goods, their use, manufacture and/or sale, is currently usable or currently saleable in the normal course of the Borrower's business, is not on consignment to or from any Person and is not otherwise deemed by the Majority Lenders in their reasonable discretion to be ineligible.

         "Employment Agreement" shall mean that certain Employment Agreement dated April 1, 1997 between Borrower and Rafael Kravec.

         "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, as the same may from time to time be amended and remain in effect.

         "Event of Default" shall have the meaning given to such term in Article IX hereof.

         "Eurodollar" shall mean deposits of Dollars in an international banking facility.

         "Eurodollar Loan" shall mean all or any portion of the Advances bearing interest at the applicable Eurodollar Rate designated for the Advances.

         "Eurodollar Rate" shall mean the rate of interest per annum equal to the Basic Eurodollar Rate as in effect from time to time PLUS the Applicable Eurodollar Rate Margin, in each case fixed for the Interest Period in question (subject to adjustment, however, as a result of any change in the Basic Eurodollar Rate based upon a change in the Eurodollar Rate Reserve Percentage).

         "Eurodollar Rate Reserve Percentage" shall mean, with respect to any Interest Period, the maximum effective rate (expressed as a decimal) of the statutory reserve requirements (without duplication, but including, without limitation, basic, supplemental, marginal and emergency reserves then in effect) determined by the Agent from time to time to be applicable to the Agent when making a Basic Eurodollar Rate determination for such Interest Period, or which in any other respect relate directly to the funding of Eurodollar Loans, under regulations of the Board of Governors of the Federal Reserve System (or any successor), including without limitation Regulation D or any other regulation dealing with maximum reserve requirements which are applicable to the Agent with respect to its "Eurocurrency Liabilities," as that term may be defined from time to time by the Board of Governors of the Federal Reserve System (or any successor).

         "Fine Fragrances" shall mean Fine Fragrances, Inc., a Delaware corporation and a wholly owned subsidiary of Borrower .

         "First Mortgage" shall mean a mortgage granting a first priority interest in the Headquarter's Location, as security for the Mortgage Indebtedness.

         "Floating Rate Loan" shall mean all or any portion of the Advances bearing interest at the Applicable Revolving Funded Debt Rate.

         "FMG" shall mean Fragrance Marketing Group, Inc., a Florida corporation.

         "FMG Consulting Agreement" shall mean that certain Consulting Agreement dated as of May 10, 1996 between the Borrower and Rene A. Garcia.

         "FMG Subordinated Debentures" shall mean those certain 8.5% Junior Subordinated Debentures due 2004 and in the original principal amount of $7,100,034.

         "FRM Services" shall mean FRM Services, Inc., a Delaware corporation and wholly-owned subsidiary of Borrower.

         "Funded Debt" shall mean, as of the date of any determination thereof, the total of all Indebtedness of Borrower including, without limitation, the Public Debt, the Subordinated Debentures, the Loans and the Mortgage Indebtedness, but excluding the Halston Royalty Note.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "G.B. Parfums" shall mean G.B. Parfums, Inc., a Delaware corporation and wholly owned subsidiary of Borrower.

         "G.B. Sublicense Agreement" shall mean that certain Sublicense Agreement dated April 1, 1995 between Borrower and G.B. Parfums.

         "Halston" shall mean Halston Parfums, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower.

         "Halston License Agreement" shall mean that certain License Agreement dated as of March 21, 1996 between Borrower and Halston.

         "Halston Royalty Note" shall mean that certain $2,000,000 promissory note of Borrower in favor of Halston Borghese, Inc.

         "Headquarter's Location" shall mean the real property owned by Borrower located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.

         "Heller" shall mean Heller Financial, Inc.

         "Heller Factoring Agreement" shall mean that certain Accounts Credit and Servicing Agreement dated July 13, 1993, among Borrower and Heller.

         "Heller Intercreditor Agreement" shall mean that certain letter agreement dated July 8, 1993 among Fleet, Borrower and Heller.

         "Indebtedness" shall mean, with respect to any Person, all items which in accordance with GAAP should be included as liabilities on the balance sheet of such Person as at the date as of which Indebtedness is to be determined, and, in any event, shall include the following, without limitation or duplication:
(a) all Borrowed Money of such Person (b) all obligations secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed, (c) all obligations of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable, and (d) all obligations with respect to any letters of credit issued on behalf of such Person to any beneficiary or with respect to which such Person has any reimbursement obligations.

         "Insured Eligible Accounts Receivable" shall mean Eligible Accounts Receivable, the collection of which is fully insured by Heller pursuant to the Heller Factoring Agreement or other factor reasonably satisfactory to Agent such other agreement which, as of the date of determination of Insured Eligible Accounts Receivable, is in full force and effect, such agreement to be reasonably satisfactory to Agent. For the purposes of this definition, "Eligible Accounts Receivable" shall include accounts with an account debtor that is the federal government or a political subdivision thereof, although Borrower may not have complied with the Federal Assignment of Claims Acts of 1940, or any amendment thereto, with respect to such obligation. Any such Insured Eligible Account Receivable shall be an "Approved Account" under the Heller Factoring Agreement or shall be otherwise approved by such other factor under its operative agreement, and shall be included in the Borrowing Base only (i) to the extent of the amount thereof approved by Heller or other factor and (ii) so long as all or any portion thereof is not subject to return or reassignment under the Heller Factoring Agreement or any such other operative agreement, in each case as of the date of determining the Borrowing Base.

         "Interest Adjustment Date" shall mean (i) as to any Floating Rate Loan, the Business Day elected by the Borrower in its applicable Interest Rate Election as the Business Day on which such Floating Rate Loan is to convert to a Eurodollar Loan; PROVIDED, HOWEVER, that such Business Day shall be at least two
(2) Business Days after receipt by the Agent of an Interest Rate Election changing the interest rate on such Floating Rate Loan to the Eurodollar Rate in accordance with Section 3.01 hereof, and (ii) as to any Eurodollar Loan, 12:00 Noon (Providence, Rhode Island time) on the last Business Day of the Interest Period pertaining to such Eurodollar Loan.

         "Interest Expense" shall mean, with respect to any Person, for any fiscal period, the interest expense of such Person and its Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP.

         "Interest Period" shall mean, with respect to any Eurodollar Loan, each one (1), two (2), three (3) or six (6) month period of a Eurodollar Loan selected by the Borrower in its Interest Rate Election and commencing on (i) the Borrowing Date for such Eurodollar Loan, (ii) the Interest Adjustment Date for the immediately preceding Interest Period applicable to any Eurodollar Loan continuing as a Eurodollar Loan or (iii) the Interest Adjustment Date applicable to any Floating Rate Loan changing to a Eurodollar Loan, as the case may be; PROVIDED, HOWEVER, that (x) any Interest Period (other than an Interest Period determined pursuant to clause (z) below) which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (y) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (z) below, end on the last Business Day of a calendar month; and (z) no Interest Period for Advances shall end after the Revolving Credit Maturity Date.

         "Interest Rate Election" shall mean an irrevocable notice to the Agent by an authorized officer of the Borrower given in accordance with Section 3.01 hereof that the Eurodollar Rate or the Applicable Revolving Funded Debt Rate shall apply or continue to apply to all or any portion of the Advances with any such written notice or confirmation of telephonic notice to be in the form of EXHIBIT C attached hereto, with all blanks therein appropriately completed.

- "Inventory" shall mean all inventory (as that term is defined in the Uniform Commercial Code), whether now owned or hereinafter acquired by Borrower or, for purposes of Section 8.08 hereof, any of its Subsidiaries

         "Lease" shall mean that certain Lease dated July 2, 1992 between NTM and Borrower covering the premises at 15595 N.W. 15th Avenue, Miami, Florida.

         "Lender" or "Lenders" shall mean Fleet together with any other bank or financial institution which becomes a party to this Agreement.

         "Letters of Credit" shall mean any commercial letter of credit (commercial or standby) issued by Agent pursuant to the terms hereof and pursuant to the Letter of Credit Application.

         "Letter of Credit Application" shall mean that certain Application and Agreement for Commercial Letter of Credit dated as of March 14, 1996, as the same may be amended, supplemented, altered or modified from time to time hereafter and any other letter of credit applications required by Agent in connection with the issuance of any Letters of Credit.

         "Letter of Credit Documents" shall mean the Letter of Credit Application, any issued Letter of Credit and any other application or agreement in the form customarily used by Agent for or in connection with the issuance of commercial letters of credit.

         "Letter of Credit Reimbursement Obligations" shall mean any and all obligations of the Borrower under the Letter of Credit Documents to reimburse the issuer upon the occurrence of any draw under any Letter of Credit.

         "Loans" shall mean the Advances and the issuance of Letters of Credit and any other loans or advances made by Lenders from time to time.

         "Loans Outstanding" shall mean, with respect to any Lender, the sum of
(x) the aggregate outstanding principal amount of Loans made by such Lender to Borrower, PLUS (y) the stated undrawn amount of any outstanding Letter of Credit issued by such Lender (or its risk participation thereon, as the case may be), PLUS (z) the aggregate amount of unpaid Letter of Credit Reimbursement Obligations due to such Lender (or its risk participation therein, as the case may be).

         "Majority Lenders" shall mean those Lenders whose hold sixty-six and two-thirds percent (66-2/3%) or more of the Revolving Credit Commitment.

         "Mortgage Indebtedness" shall mean a mortgage loan in the original principal amount of $6,000,000 to Borrower from Westmark Commercial Mortgage Fund II.

         "Multiemployer Plan" means a multiemployer plan as defined in Title IV of ERISA.

         "Notes" shall mean collectively, the Revolving Credit Notes issued hereunder, each as may be amended, supplemented, extended and modified from time to time in accordance with the terms hereof.

         "NTM" shall mean National Trading Manufacturing, Inc., a Florida corporation.

         "Operating Cash Flow" shall mean, with respect to any Person for any fiscal period, the net income of such Person and its Subsidiaries (after provision for income taxes) for such fiscal period, PLUS Interest Expense paid or accrued on all interest-bearing obligations of Borrower and its Subsidiaries and MINUS interest income and dividends earned during such fiscal period, PLUS any income taxes paid, accrued or deferred and MINUS any income tax credits received or accrued for such fiscal period, PLUS any losses and MINUS any gains of such Person and its Subsidiaries attributable to dispositions of assets during such fiscal period, PLUS any other extraordinary losses or charges and MINUS any other extraordinary gains or credits of such Person and its Subsidiaries for such fiscal period, all determined on a consolidated basis in accordance with GAAP.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Person" shall mean any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Plan" shall mean an employee benefit plan as defined in Section 3 of ERISA maintained for employees of Borrower or any Commonly Controlled Entity.

         "Prime Rate" shall mean the floating rate of interest designated by Agent from time to time as being its "prime rate" of interest.

         "Public Debt" shall mean those $115,000,000 10-3/8% Senior Notes Due 2007 of the Borrower issued on May 13, 1997, including any and all Subsidiary guarantees issued from time to time in respect thereof.

         "Public Offering" shall mean the sale by Borrower of equity securities of Borrower to the public pursuant to an offering registered under the Securities Act of 1933, as amended.

         "Purchase-Money Indebtedness" shall mean, with respect to any Person, Indebtedness of such Person incurred to acquire assets in the ordinary course of such Person's business, which Indebtedness is secured by purchase-money liens or other liens of a conditional vendor; provided, however, that the Indebtedness secured thereby shall not exceed the cost thereof and

PROVIDED FURTHER that such Indebtedness shall not otherwise be prohibited by the terms of this Agreement.

         "Related Person" shall mean, with respect to any Person, any director, executive officer, partner or stockholder of such Person, and any spouse, brother, sister, child or parent of such director, executive officer, partner or stockholder.

         "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA, but shall exclude events the reporting of which is waived under regulations promulgated under Title IV of ERISA.

         "Request for Advance" shall mean Borrower's telephonic or written request for an Advance, any such written request to be substantially in the form of EXHIBIT C attached hereto and made a part hereof, appropriately completed and signed by a duly authorized officer of Borrower. Each such request shall indicate the Borrowing Date and the amount of the Advance requested.

         "Reuter's Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

         "Revolving Credit Commitment" shall mean the aggregate maximum principal amount of the commitment of Lenders to make Advances under the Revolving Credit Facility from time to time as set forth in Section 2.03 hereof, as such maximum amount is adjusted from time to time in accordance with Section
2.03 hereof.

         "Revolving Credit Facility" shall mean the Forty Million Dollars ($40,000,000) revolving credit facility available to the Borrower pursuant to the provisions of Article II hereof and subject to the other terms and conditions of this Agreement.

         "Revolving Credit Maturity Date" shall mean May 31, 1999, as extended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed and delivered by Lenders Agent hereunder.

         "Revolving Credit Note" or "Revolving Credit Notes" shall mean the secured revolving credit notes of Borrower issued to Lenders in the aggregate principal amount not to exceed Forty Million Dollars ($40,000,000) and substantially in the form attached hereto as EXHIBIT D, which promissory notes evidence the obligations of Borrower to repay Lenders the Advances made by Lenders under the Revolving Credit Facility, which notes are hereby incorporated herein by reference and made a part hereof, as such Revolving Credit Notes may be amended, extended or renewed from time to time by the execution and delivery of an Amendment Letter or other written instrument executed and delivered by Lenders hereunder.

         "Security Documents" shall mean all of the documents and instruments described in Section 4.02 hereof providing security for Agent for the ratable benefit of Lenders and Lenders for the Notes, the Letters of Credit and for all fees and other sums due under this Agreement and the Security Documents, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

         "7.5% Convertible Debentures" shall mean 7.5% Subordinated Convertible Debentures Due 2006 issued by the Borrower.

         "Shareholders Equity Base" shall mean, with respect to any Person, as at any date, the stockholders' equity of such Person as of such date as determined in accordance with GAAP.

         "Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan.

         "Subordinated Creditors" shall mean the holders of the Subordinated Debentures.

         "Subordinated Debentures" shall mean FMG Subordinated Debentures and the 7.5% Convertible Debentures.

         "Subsidiary" shall mean collectively, G.B. Parfums, Halston, Fine Fragrances, FRM Services and any other corporation or other entity of which the Capital Stock or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions is owned by (i) the Borrower, (ii) the Borrower and one or more of its Subsidiaries or (iii) one or more Subsidiaries of the Borrower.

         "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

         "Transaction Documents" shall mean this Agreement, the Notes, the Security Documents, and any and all other agreements, documents and instruments executed or delivered in connection herewith or therewith to which Lenders are a party or which is issued in its favor pursuant to the terms hereof or thereof.

         SECTION 1.02.  CONSTRUCTION OF CERTAIN TERMS.

         (a) The term "Consolidated", when used with reference to any term defined herein, shall mean that term as applied to the accounts of a Person and all of its Subsidiaries, or such of its Subsidiaries as may be specified, which should be consolidated in accordance with GAAP, with appropriate deductions for minority interests in Subsidiaries.

         (b) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and, except as provided in the proviso of the succeeding sentence, all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect at the time of such preparation. In the event that changes in GAAP accounting principles occur and such changes result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the parties agree to negotiate in good faith to amend such provisions of this Agreement as shall be necessary to equitably take into account such change with the desired result that the criteria for evaluating Borrower.

         II.  GENERAL TERMS OF REVOLVING CREDIT FACILITY

         SECTION 2.01.  ADVANCES UNDER THE REVOLVING CREDIT FACILITY.

         (a) Subject to the terms and conditions contained in this Agreement, from time to time from the Closing Date to and including the Business Day preceding the Revolving Credit Maturity Date, each Lender severally and not jointly agrees to loan to Borrower such Lender's Commitment Share of Advances as may be requested by Borrower under the Revolving Credit Facility in accordance with the terms hereof; PROVIDED, HOWEVER, in no event shall the aggregate amount of Advances outstanding exceed at any time the Revolving Credit Commitment as in effect at such time. Borrower and each Lender acknowledges that each such Lender's Revolving Credit Commitment shall be the percentage set forth on
SCHEDULE 1.01(B) hereto. Each Advance shall be in an amount of at least Fifty Thousand Dollars ($50,000), or, if a greater amount, in integral multiples of Fifty Thousand Dollars ($50,000). From the Closing Date to and including the Business Day preceding the Revolving Credit Maturity Date and within the Revolving Credit Commitment limits, Borrower may borrow, prepay (subject to Section 2.06 and Section 3.02 hereof) and reborrow under this Section 2.01 by submitting to Agent a Request for Advance or by telephonic notice to Agent confirmed by a Request for Advance telecopied to Agent on the same day as such telephonic notice is given. Each Request for Advance or telephonic notice thereof shall be delivered or given by Borrower to Agent at least one (1) Business Day prior to the Borrowing Date. Lenders shall not be obligated to make any Advance if after giving effect to the making of such Advance, the aggregate amount of Advances outstanding would exceed the Revolving Credit Commitment as then in effect; PROVIDED, HOWEVER, a Lender may make an Advance which causes the aggregate amount of Advances outstanding under such Lender's Revolving Credit Note to exceed its Commitment Share to the extent a Delinquent Lender has failed to make available to Agent its Commitment Share of any Advance requested or deemed to be requested by Borrower in accordance with such Delinquent Lender's obligations under this Agreement, but only if such Lender shall have determined in its sole discretion that such Advance satisfies the credit standards of such Lender and the aggregate amount of Advances outstanding would not exceed the Revolving Credit Commitment as then in effect.

       (b) Agent shall telephone each Lender promptly upon receipt of a Request for Advance under the Revolving Credit Facility, and shall telex or telecopy copies thereof to each Lender, within one (1) Business Day of such telephonic communication. Subject to the other provisions of this Section 2.01, not later than 11:00 A.M. (Providence, Rhode Island time) on the Borrowing Date specified in such notice, each Lender shall make available to Agent, in immediately available funds, at Agent's office at 111 Westminster Street, Providence, Rhode Island 02903, such Lender's Commitment Share of the requested Advance. Upon receipt by Agent of the funds contemplated by this paragraph (b), and upon satisfaction of the conditions set forth in Article VI hereof as determined in good faith by Agent, Agent shall promptly disburse such funds to

Borrower. Should any Lender fail to make its Commitment Share of the requested Advance available at the office of Agent prior to 11:00 A.M. (Providence, Rhode Island time) on the Borrowing Date specified in the notice to such Lender, such default shall not affect the obligation of the other Lenders to make available their respective Commitment Shares of the requested Advance, Agent shall notify Borrower of such default and Agent may, but shall not be obligated to, advance to Borrower on such Lender's behalf, out of funds otherwise available to Agent, such Lender's Commitment Share of such Advance, or a portion thereof; PROVIDED, HOWEVER, Agent shall not be authorized to make any such advance on behalf of any such Lender if prior to 11:00 A.M. (Providence, Rhode Island time) on such Borrowing Date, Agent shall have received a written instrument signed by a duly authorized officer of such Lender revoking Agent's authority hereunder or stating that such Lender's Commitment Share is not required to be advanced pursuant to this Section 2.01. If Agent advances such Lender's Commitment Share of such Advance or a portion thereof as permitted hereby, Agent shall notify the Delinquent Lender of such funding by Agent on the date of funding and such Lender shall reimburse Agent in full therefor within one (1) Business Day after the date of such Advance, together with interest on the principal amount so advanced by Agent at a rate per annum equal to the interest rate payable by Borrower from time to time on such Advance or portion thereof while it is outstanding.

         SECTION 2.02.  REVOLVING CREDIT NOTES.

         The Advances made by Lenders pursuant to Section 2.01 hereof shall be evidenced by the Revolving Credit Notes issued by Borrower to the order of Lenders in the original principal amount of Forty Million Dollars ($40,000,000).

         SECTION 2.03.  THE REVOLVING CREDIT COMMITMENT.

                  (a) The Revolving Credit Commitment shall be equal to the lesser of:

                     (i)  the Borrowing Base as in effect from time to time, or

                     (ii)  Forty Million Dollars ($40,000,000).

         (b) The Borrowing Base shall be adjusted upon Agent's review and acceptance of (i) each monthly Borrowing Base Certificate submitted by Borrower or (ii) any additional information obtained by Agent (including any Request for Advance or updated Borrowing Base Certificates) relating to the determination of Eligible Accounts Receivable and Eligible Inventory.

         (c) Borrower may, at its option, upon prepayment of all outstanding principal of and interest on the Revolving Credit Notes in accordance with the terms of Section 2.06 hereof, and upon thirty (30) days' prior written notice to Agent, cancel the Revolving Credit Commitment. Borrower may, at its option, upon thirty (30) days' prior written notice to Agent, but not more frequently than two (2) times in any fiscal year of Borrower, reduce the Revolving Credit Commitment by an amount not less than One Hundred Thousand Dollars ($100,000), or, if a greater amount, in integral multiples of Fifty Thousand Dollars ($50,000); PROVIDED, HOWEVER, that the Revolving Credit Commitment shall not at any time be reduced by operation of this

Section 2.03(c) to an amount less than the aggregate unpaid principal amount then outstanding under the Revolving Credit Notes and to an amount equal to the face amount of any Letters of Credit still outstanding. Any such reduction or cancellation shall be irrevocable and shall not affect any of the obligations or liabilities of Borrower to Lenders under the Revolving Credit Notes (except to the extent prepaid).

         SECTION 2.04.  INTEREST ON THE REVOLVING CREDIT NOTE.

         The aggregate principal amount of Advances outstanding under the Revolving Credit Notes shall bear interest, commencing on the Borrowing Date for such Advances and continuing until payment in full thereof, at either (i) the Applicable Revolving Funded Debt Rate with calculation of the appropriate Funded Debt to Shareholders Equity Base ratio on a quarterly basis or (ii) the applicable Eurodollar Rate for the applicable Interest Period. The Applicable Revolving Funded Debt Rate shall also change upon changes in the Prime Rate and such changes shall become effective on the effective date of such change in the Prime Rate. The Borrower's rights to election of a Eurodollar Rate are more specifically set forth in Section 3.01 hereof, but are subject to the provisions of Section 3.02 hereof. Interest shall be payable monthly in arrears on the first day of each month, commencing June 1, 1997 and continuing on the first day of each month thereafter until payment in full, and on the Revolving Credit Maturity Date; provided, however that in addition to any such monthly payment of interest, all accrued and unpaid interest outstanding under any Eurodollar Loan shall be paid in full on the Interest Adjustment Date for such Eurodollar Loan. Interest shall be calculated on the basis of a year of 360 days, counting the actual number of days elapsed.

         SECTION 2.05.  MANDATORY REPAYMENT OF ADVANCES.

         (a) In the event the outstanding aggregate principal amount of Advances as of any date exceeds the Revolving Credit Commitment as in effect for such date, Borrower shall immediately pay to Agent, on behalf of Lenders, without further notice or demand, the amount by which the outstanding aggregate principal amount of Advances exceeds the Revolving Credit Commitment for such date. Any such payment shall be applied to outstanding Floating Rate Loans or to Eurodollar Loans, if any, which have an Interest Adjustment Date on the date such payment is due, as designated by Borrower; PROVIDED, HOWEVER, that in the absence of a designation by the Borrower that such payment is a payment of Floating Rate Loans or Eurodollar Loans, the Agent shall apply such payment first to outstanding Floating Rate Loans with any balance applied to Eurodollar Loans, which balance shall be applied first to those Eurodollar Loans with an Interest Adjustment Date on the payment date. If any such payment is applied to Eurodollar Loans, such payment shall be accompanied by amounts, if any, due under Section 3.02(e) with respect to the Eurodollar Loans being paid.

         (b) The aggregate principal amount of Advances outstanding under the Revolving Credit Notes, together with all unpaid interest thereon, shall be payable in full on the Revolving Credit Maturity Date.

         (c) The outstanding aggregate principal amount of Advances shall otherwise be payable in accordance with this Article II and the provisions of the Revolving Credit Notes.

         SECTION 2.06.  VOLUNTARY PREPAYMENT OF ADVANCES.

         Subject to the provisions of this Agreement, Borrower may prepay the Advances outstanding under the Revolving Credit Notes, in whole at any time or in part from time to time, upon not less than one (1) Business Day's prior written or telephonic notice to Agent; PROVIDED, HOWEVER, that any such prepayment shall be made only on a Business Day and each partial prepayment shall be in an amount equal to at least Fifty Thousand Dollars ($50,000), or, if a greater amount, in integral multiples of Fifty Thousand Dollars ($50,000) AND PROVIDED further, that any such repayment of principal of a Eurodollar Loan shall be made only on the Interest Adjustment Date for such Eurodollar Loan (unless accompanied by amounts, if any, due under Section 3.02(e) hereof) and any partial repayment of principal of a Eurodollar Loan shall be in an amount so that such outstanding Eurodollar Loan remains in a principal amount of Five Hundred Thousand Dollars ($500,000) or, if a greater amount, in integral multiples of One Hundred Thousand Dollars ($100,000). Any such telephonic notice shall be confirmed in writing by letter mailed or telecopied to Agent on the same day as the telephonic notice. Each such notice or confirmation shall specify the prepayment date and the principal amount of the Advances to be prepaid. All repayments shall be applied by the Agent to outstanding Floating Rate Loans, or to Eurodollar Loans, if any, which have an Interest Adjustment Date on the date such payment is to be made as designated by the Borrower; PROVIDED, HOWEVER, that in the absence of a designation by Borrower that such repayment is a payment of Floating Rate Loans or Eurodollar Loans, the Agent shall apply such payment first to outstanding Floating Rate Loans with any balance applied to Eurodollar Loans, which balance shall be applied first to those Eurodollar Loans with an Interest Adjustment Date on the repayment date. If any such repayment is applied to Eurodollar Loans, such repayment shall be accompanied by amounts, if any, due under Section 3.02(e) hereof with respect to any Eurodollar Loan so repaid. Any Advances so repaid pursuant to this Section
2.06 (and not constituting a permanent reduction or cancellation of the Commitment pursuant to Section 2.03(c)) may be reborrowed from time to time by the Borrower within the Revolving Credit Commitment limits, and in accordance with the terms and provisions of this Agreement.

         SECTION 2.07.  REVOLVING CREDIT UNUSED COMMITMENT FEE.

         Borrower hereby agrees to pay to Agent for the account of each Lender computed from the Closing Date to and including the Revolving Credit Maturity Date, a revolving credit commitment fee in an amount equal to .375% of the average daily unused portion of the Revolving Credit Commitment (as in effect as of the date of any determination thereof, giving effect to any adjustment pursuant to Section 2.03), payable quarterly in arrears, commencing July 31, 1997 and continuing on the last day of each October, January, April and July thereafter and payable upon payment in full of the Revolving Credit Notes and cancellation of the Revolving Credit Commitment, and on the Revolving Credit Maturity Date. Such fee shall be computed on the basis of a 360-day year, counting the actual number of days elapsed.

         SECTION 2.08.  AGENT'S ADMINISTRATIVE FEE.

         Borrower hereby agrees to pay to Agent for the account of the Agent computed from the Closing Date to and including the Revolving Credit Maturity Date, an administrative fee equal to Twenty Thousand Dollars ($20,000) per annum (the "Administrative Fee"), payable to the Agent quarterly in arrears, commencing July 31, 1997 and continuing on the last day of each October, January, April and July thereafter. Such fee shall be computed on the basis of a 360 day year, counting the actual number of days elapsed. In the event there have been no Advances made by Lender under the Revolving Credit Facility at any time during any quarter, Agent agrees to waive the Administrative Fee for the corresponding quarter period.

         SECTION 2.09.  USE OF PROCEEDS.

         The proceeds of the Advances shall be used by Borrower solely to finance general corporate and working capital requirements of Borrower.

         SECTION 2.10.  ENDORSEMENTS.

         Borrower hereby authorizes each Lender to endorse on the last page of its Revolving Credit Note or to enter into such Lender's internal records an appropriate notation evidencing the making of each Advance, the interest rate(s) in effect under such Revolving Credit Note, each change in such rate(s), and each repayment or prepayment of Advances. In the absence of manifest error, such notations and such Lender's records containing such notations shall constitute presumptive evidence of the facts stated therein, including, without limitation, the outstanding amount of Advances and all amounts due and owing to such Lender at any time. Any such notations and such Lender's records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Agreement, the Loans or the Revolving Credit Notes. No Lender shall have liability for its failure to make such notations and any such failure shall not affect the obligations of Borrower hereunder or under the Revolving Credit Notes.

         SECTION 2.11.  FACILITY FEES.

         In consideration of the issuance of Lenders' commitment to enter into this Agreement, and its processing and review of matters relating to the Loans and the purposes thereof, including its due diligence in respect thereof, Borrower hereby agrees to pay to Agent on behalf of Lenders a facility fee equal to one quarter of one percent (.25%) of the Revolving Credit Facility ($100,000).

         III.     SPECIAL PROVISIONS REGARDING INTEREST RATES UNDER THE LOANS.

         SECTION 3.01. SPECIAL PROVISIONS RELATING TO INTEREST RATE ELECTIONS ON THE LOANS.

         (a) Subject to the terms of Section 3.02 hereof, at the time of the making of any Advance, the Borrower may select the Applicable Revolving Funded Debt Rate, or the Eurodollar Rate for the applicable Interest Period, to apply to all or a portion of such Advance, to be effective on the Borrowing Date, by making an Interest Rate Election in accordance with Section 3.01(b) hereof. Subject to the terms of Section 3.02 hereof, by making an Interest Rate Election, the Borrower may, with respect to all or any portion of the outstanding Advances, (i) change the applicable interest rate for any Floating Rate Loan to the Eurodollar Rate for the applicable Interest Period, or change the applicable interest rate for any Eurodollar Loan to the Applicable Revolving Funded Debt Rate, in either case only to be effective on the Interest Adjustment Date applicable to such Loan, or (ii) with respect to any Eurodollar Loan for which the Interest Period is expiring on an Interest Adjustment Date, elect the Eurodollar Rate to continue for such Loan on such Interest Adjustment Date for the applicable Interest Period.

         (b) An Interest Rate Election shall be made by written or telephonic (confirmed in writing) notice to the Agent selecting the Applicable Revolving Funded Debt Rate, or the Eurodollar Rate for the applicable Interest Period, and confirming the applicable Borrowing Date or Interest Adjustment Date, as the case may be; PROVIDED, HOWEVER, that any Interest Rate Election selecting the Eurodollar Rate must be in writing and must be received by the Agent prior to 10:00 A.M. (Providence, Rhode Island time) on at least two (2) Business Days prior to the applicable Borrowing Date or Interest Adjustment Date, as the case may be. Each Interest Rate Election shall be effective as of the applicable Borrowing Date or Interest Adjustment Date, for any applicable Interest Period, as the case may be, with respect to the interest rate on the Advances or any portion thereof to which such Interest Rate Election was made. Any Interest Rate Election received after 10:00 A.M. (Providence, Rhode Island time) on a Business Day shall be deemed, for all purposes of this Agreement, to have been received prior to 10:00 A.M. (Providence, Rhode Island time) on the next succeeding Business Day. Any selection of the Eurodollar Rate permitted hereunder shall be made so that after giving effect to any such selection, the outstanding Eurodollar Loan shall be in a principal amount of Five Hundred Thousand Dollars ($500,000), or if a greater amount, in integral multiples of One Hundred Thousand Dollars ($100,000).

         (c) Notwithstanding any other provision of this Agreement, no more than six (6) Eurodollar Loans shall be outstanding at any time.

         (d) Notwithstanding any other provision of this Agreement, in the case of any Eurodollar Loan requested by the Borrower, if, on or before 10:00 A.M. (Providence, Rhode Island time) on the date at least two (2) Business Days prior to any Borrowing Date or any Interest Adjustment Date, the Borrower fails to make an effective Interest Rate Election selecting the Eurodollar Rate to apply to the Advances or any portion thereof in accordance with this Section 3.01 or specifying an Interest Period for such Loan or portion thereof or is incomplete in any other respects, then such Loan or portion thereof shall bear interest at the Applicable Revolving Funded Debt Rate from such Borrowing Date or such Interest Adjustment Date until payment in full or receipt by the Agent of an effective Interest Rate Election, properly accepted, for such Loan or portion thereof.

         (e) Notwithstanding any other provision of this Agreement, unless the Agent shall otherwise agree, after the occurrence and during the continuance of an Event of Default declared by the Agent pursuant to written notice to the Borrower, the Borrower may not elect to have a Loan be made or converted into a Eurodollar Loan, or continued as a Eurodollar Loan after the expiration of any Interest Period then in effect for that Eurodollar Loan.

         SECTION 3.02.  SPECIAL PROVISIONS RELATING TO EURODOLLAR LOANS.

         The Eurodollar Loans shall be subject to and governed by the following additional terms and conditions:

         (a) Notwithstanding any other provision of this Agreement, if, prior to or on the date on which all or any portion of any Advance is to be made as or converted into a Eurodollar Loan, the Agent shall determine (which determination shall be conclusive and binding on the Borrower) that

                           (i) dollar deposits in the relevant amounts and for
                the relevant Interest Period are not offered to Agent in the inter-bank eurodollar market in which such Lenders regularly participate,

                           (ii) by reason of circumstances affecting the
                inter-bank eurodollar market in which Agent regularly participates, adequate and reasonable means do not exist for ascertaining the interest rate applicable to such Eurodollar Loan, or

                           (iii) the Basic Eurodollar Rate no longer represents
                the effective cost to Agent for dollar deposits in the inter-bank eurodollar market in which such Lenders regularly participate;

       the Agent shall promptly give telephonic or telecopied notice of such event to the Lenders and the Borrower, and all or such portion of such Advance which is subject to any of Section 3.02(a)(i) through (iii) as a result of the Agent's determination, shall be made as, or converted into at the end of the applicable Interest Period, as the case may be, Floating Rate Loans, and no Lender shall have any further obligation to make Eurodollar Loans until further written notice to the contrary is given by the Agent to the Lenders and the Borrower. The Agent shall promptly confirm any such telephonic notice in writing to the Lenders and the Borrower.

         (b) In the event any change in applicable laws or regulations (including the enactment of any new applicable law or regulation) or in the interpretation thereof

       (whether or not having the force of law) by any governmental or other regulatory authority charged with the administration thereof, makes it unlawful for any Lender to make or continue to maintain Eurodollar Loans, the obligation of such Lender to make or maintain Eurodollar Loans shall, upon the happening of such event, terminate, and such Lender shall, by telephonic, telexed or telecopied notice to the Agent and the Borrower declares that such obligation has so terminated, and such Eurodollar Loans shall, on the last day on which such Lender can lawfully continue to maintain such Eurodollar Loans, automatically convert into Floating Rate Loans. Such Lender shall promptly confirm any such telephonic notice in writing to the Agent and the Borrower and shall provide a written explanation as to the reasons for such termination.

         (c) If the circumstances set forth in subsections (a) or (b) above subsequently change so that Agent or a Lender shall no longer be so affected, as the case may be, the Lenders' or such Lender's (as applicable) obligation to make or maintain Eurodollar Loans shall be reinstated when the Agent or such Lender (as applicable) obtains actual knowledge of such change of circumstances, and promptly after obtaining such actual knowledge, written notice thereof shall be forwarded to the Borrower. The Borrower shall then have the right to submit an Interest Rate Election to the Agent electing the Eurodollar Rate to apply in accordance with but subject to the terms of this Agreement. During any period throughout which the Lenders or such Lender (as applicable) has no obligation to make or maintain Eurodollar Loans, no Interest Rate Elections electing the Eurodollar Rate shall be effective with regard to any Advance.

         (d) The Borrower agrees to pay to the Agent, on a joint and several basis, for the account of each applicable Lender from time to time such amounts as will compensate such Lender for any increase in the costs to such Lender, reasonably incurred, of making or maintaining (or of its obligation to make or maintain) all or any portion of any Eurodollar Loans and for any reduction in the amount of any sum receivable by such Lender under this Agreement in respect of making or maintaining (or of its obligation to make or maintain) all or any portion of such Eurodollar Loans, in either case, by reason of:

                                    (i) any reserve, special deposit or similar
                requirement against assets of, deposits with or for the account of, or credit extended by, such Lender, under or pursuant to any law, treaty, rule, regulation (including, without limitation, any Regulations of the Board of Governors of the Federal Reserve System but expressly excluding Regulation D) or requirement in effect on or after the date hereof, any interpretation thereof by any governmental authority charged with administration thereof or by any central bank or other fiscal or monetary authority or other authority having jurisdiction over such Lender, or any requirement imposed by any central bank or such other authority whether or not having the force of law; or

                           (ii) any change in (including the enactment of any
                new) applicable law, treaty, rule, regulation or requirement or in the interpretation thereof by any official authority, or the imposition of any requirement of any central bank, whether or not having the force of law, which shall subject such Lender to any tax (other than taxes on overall net income, profits or gains imposed on such Lender by the United States of America or the state in which the head office of such Lender is located or by the jurisdiction in which the applicable lending office is located), levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever or change the taxation of such Lender with respect to making or maintaining (or of its obligation to make or maintain) all or any portion of any Eurodollar Loans and the interest thereon (other than any change which affects, and to the extent that it affects, the taxation of overall net income, profits or gains of such Lender by the United States of America or the state in which the head office of such Lender is located or by the jurisdiction in which the applicable lending office is located).

       In any such event, the applicable Lender shall promptly notify the Agent and the Borrower thereof in writing stating the reasons therefor and the additional amounts required to fully compensate such Lender for such increased or new cost or reduced amount as determined by such Lender. Such additional amounts shall be payable on each date on which interest is to be paid hereunder or, if there is no outstanding principal amount under the Notes, on the last Business Day of the month in which the Borrower receives the notice in question. The applicable Lender's certificate as to any such increased or new cost or reduced amount (including calculations, in reasonable detail, showing how such Lender computed such cost or reduction) shall be submitted by such Lender to the Agent and the Borrower before the Borrower are required to pay any such additional amount and shall, in the absence of manifest error, be conclusive and binding. In determining any such amount such Lender may use any reasonable averaging and attribution methods.

         (e) In the event any Lender shall incur any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain all or any portion of the Advances as Eurodollar Loans) as a result of

                           (i) any payment or any mandatory or voluntary
                repayment by the Borrower of all or any portion of any Eurodollar Loan on a date other than the Interest Adjustment Date applicable thereto, for any reason;

                           (ii) conversion of all or any portion of any
                Eurodollar Loan on a day other than the Interest Adjustment Date applicable to such Loan to a Floating Rate Loan for any reason including, without limitation, delivery of an Interest Rate Election or any other cause whether voluntary or involuntary and whether or not referred to or described in this Agreement, except for any Lender's inability to continue to maintain Eurodollar Loans as set forth in Section 3.02(b) hereof; or

                           (iii) any failure by the Borrower to borrow an
                Advance as a Eurodollar Loan on the Borrowing Date specified in any Interest Rate Election selecting the Eurodollar Rate;

       then upon the request of such Lender, the Borrower shall pay to the Agent, on a joint and several basis, for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense; PROVIDED, HOWEVER, that clauses
       (i), (ii) and (iii) hereof shall not be deemed to grant to the Borrower any right to convert a Eurodollar Loan to a Floating Rate Loan prior to the Interest Adjustment Date applicable thereto without reimbursement to the Lender for any loss or expenses as contemplated above, or any right to fail to borrow on any Borrowing Date specified in any Interest Rate Election selecting the Eurodollar Rate. The applicable Lender shall furnish to the Agent and the Borrower, before the Borrower shall be required to make any such payment, a written statement setting forth the computation of any such amounts payable to such Lender under this Section 3.02(e).

         (f) Each Lender agrees that upon the occurrence of any of the events described in Section 3.02(a), (d) or (e), such Lender will exercise its best efforts to take such reasonable actions at no expense to such Lender (other than expenses (i) which are covered by the Borrower's advance deposit of funds with such Lender for such purpose, or (ii) if such Lender agrees, which the Borrower hereby agrees to pay or reimburse to such Lender in full upon demand), in accordance with such Lender's usual banking practices in such situations and subject to any statutory or regulatory requirements applicable to such Lender, as such Lender may take without the consent or participation of any other person to, in the case of an event described in Section 3.02(d) or (e), mitigate the cost of such events to the Borrower and, in the case of an event described in
       Section 3.02(a), to seek dollar deposits in any other inter-bank eurodollar market in which such Lender regularly participates and in which the applicable determination(s) described in Section 3.02(a), does
       (do) not apply.

         IV.      TERMS APPLICABLE TO REVOLVING CREDIT FACILITIES.

         SECTION 4.01.  INCREASED COSTS - CAPITAL.

         In the event that after the date hereof the adoption or implementation of or any change in (including the enactment of any new) applicable law, rule or regulation, or in the interpretation or administration thereof by any governmental authority, central bank or other comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders with any request or directive (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, shall impose, modify or deem applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any of the Lenders allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the good faith judgment of the applicable Lender, the rate of return on such Lender's capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, then and in each such case, upon notice to Agent and Borrower by such Lender and such Lender's request for payment thereof, from time to time Borrower shall pay to Agent, for the account of such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return (but only to the extent such capital adequacy or similar requirement shall have reduced such rate of return and with appropriate adjustment for the extent, if any, such capital adequacy or similar requirement shall have previously been reflected in the determination of the applicable base interest rates payable on the Notes). In any such event, the applicable Lender shall promptly notify Borrower thereof in writing, stating the reasons therefor and the additional amounts required to fully compensate such Lender for such reduction in rate of return. Such additional amounts shall be payable on each date on which interest is to be paid hereunder or, if there is no outstanding principal amounts under the Notes, on the last business day of the month in which Borrower received the notice in question. The applicable Lender's certificate as to any such reduction in return (including calculations, in reasonable detail, showing how such Lender computed such reduction) shall be submitted to Borrower before any additional amount shall become payable and shall, in the absence of manifest error, be conclusive and binding. In determining any such amount, such Lender may use any reasonable averaging and attribution methods.

         SECTION 4.02.  SECURITY FOR THE NOTES.

         The Notes and the Letter of Credit Documents shall be secured by:

         (a) Borrower Security Agreement;

         (b) the Heller Intercreditor Agreement; and

         (c) such financing statements, assignments, agreements to assign, landlord waivers and consents and other instruments, in each case in form and substance reasonably satisfactory to Lenders and their counsel, as Lenders may reasonably request in connection with any or all of the foregoing.

       SECTION 4.03.  MANNER OF PAYMENTS.

       All payments and prepayments to be made by Borrower of principal of, and interest on, the Notes and in respect of Letter of Credit Reimbursement Obligations, and all fees and other sums and charges payable by Borrower hereunder, shall be made to Agent in U.S. dollars in immediately available funds prior to 11:00 A.M. (Providence, Rhode Island time) on the day that such payment is due; PROVIDED that it shall not be deemed to be an Event of Default hereunder if a payment is due on a day which is not a Business Day and Agent receives such payment in

Dollars in immediately available funds prior to 11:00 A.M. (Providence, Rhode Island time) on the next succeeding Business Day, and PROVIDED FURTHER that upon not less than two (2) Business Days prior notice to Borrower any such payment may be made by Agent debiting the demand deposit accounts, if any, maintained with Agent on each date on which any such payment is due or remains unpaid hereunder or under the Notes, in an amount up to the principal, interest, Letter of Credit Reimbursement Obligations, fees or other sums or charges due and payable hereunder or under the Notes, and any such debit shall be deemed payment hereunder and/or under the Notes in question to the extent immediately available funds are then in such accounts. Any such payment which is not received in such form or prior to such time shall be deemed received for all purposes of this Agreement on the next succeeding Business Day on which such funds become immediately available prior to such time. Promptly upon receipt thereof, Agent shall cause such payments to be distributed by wire transfer to Lenders entitled thereto, in like funds with respect to the payment received by Agent from Borrower. Distributions to Lenders by Agent shall be made to such office as such Lender shall from time to time designate in writing to Agent. The amount of each payment wired by Agent to each such Lender shall be such amount as shall be necessary to provide such Lender with its Commitment Share of such payment (without consideration or use of any contra accounts of any Lender), or with such other amount as may be owing to such Lender in accordance with this Agreement (in each case, without deduction for any claim, defense or offset of any type). Each such wire transfer shall be sent by Agent only after Agent has received immediately available dollars from or on behalf of Borrower and each such wire transfer by Agent shall provide each Lender receiving same with immediately available funds.

       SECTION 4.04.  LATE CHARGES.

       Borrower hereby agrees to pay to Agent on behalf of Lenders, upon demand, to the extent permitted by law, a late charge in an amount equal to five percent (5%) of each payment of principal and/or interest, and/or in respect of any other sum or amount, which is not paid in full within ten (10) days of the date on which such payment is due (without giving effect to any applicable grace period).

       SECTION 4.05.  SET-OFF.

       Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by it and any and all other Indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, the Notes, the Letter of Credit Reimbursement Obligations or in respect of the other Transaction Documents, irrespective of whether or not Agent or such Lender shall have made any demand under this Agreement, the Notes, the Letter of Credit Reimbursement Obligations or the Transaction Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify Agent and Borrower after any such setoff and application; PROVIDED THAT the failure to give such notice shall not affect the validity of such setoff and application.

Promptly following any notice of setoff received by Agent from a Lender pursuant to the foregoing, Agent shall notify each other Lender thereof. The rights of each Lender under this Section 4.05 are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

       SECTION 4.06.  REPLACEMENT OF LENDER.

       In the event that any Lender becomes a Delinquent Lender and remains so for ten (10) Business Days after written notice thereof to such Delinquent Lender from Agent or Borrower, as the case may be, or in the event a Delinquent Lender notifies Agent or Borrower that it does not intend to make additional Advances after the date of such notice, in each case with copies of such notice to each other party to this Agreement, Agent, Borrower and the other Lender shall exercise good faith efforts to reach mutual agreement on and to implement
(i) a means of replacing the Delinquent Lender with another bank or banks or
(ii) the purchase of the Delinquent Lender's Loans Outstanding and its Commitment Share by any other Lender, PROVIDED, HOWEVER, no such default shall obligate any other Lender to make any Advance in excess of its Commitment Share or to purchase the Loans Outstanding of the Delinquent Lender. Each Lender agrees that in the event that it becomes a Delinquent Lender, it shall take all such actions as may be reasonably requested by Borrower, Agent and any other Lenders, at the Delinquent Lender's sole cost and expense, to permit its replacement and/or purchase of its Loans Outstanding and its Commitment Share at no more than the outstanding principal amount of such Loans Outstanding plus accrued interest thereon, and that it shall indemnify and hold harmless Borrower, Agent and any other Lender from and against all out-of-pocket loss, cost or expense resulting from its acts or omissions in becoming and being a Delinquent Lender or resulting from replacement of the Delinquent Lender and/or purchase of the Delinquent Lender's Loans Outstanding and its Commitment Share, and all out-of-pocket costs and expenses incurred by Borrower, Agent or any other Lender in connection with any necessary amendments of this Agreement, any of the Notes and/or any other document, instrument or agreement entered into in connection therewith which result from replacement of such Delinquent Lender and/or purchase of such Delinquent Lender's Loans Outstanding and its Commitment Share, but excluding any credit risk of any Lender which purchases all or any part of the Delinquent Lender's Loans Outstanding and its Commitment Share. The indemnifications set forth in this Section 4.06 shall not be deemed to limit any rights or remedies of Borrower or any Lender against the Delinquent Lender.

       SECTION 4.07. PRO RATA TREATMENT. Each payment and prepayment of interest and/or principal on the Loans to Agent for the account of Lenders or to Lenders hereunder (whether directly made by Borrower or received by Agent or a Lender through the exercise of a right of set-off or otherwise), shall be made pro rata, according to each Lender's Commitment Share, and according, in the case of payments or prepayments, to the then outstanding principal amounts of the Notes which are being paid or prepaid, and each payment of fees under Section 2.07 and 4.11(f) (whether directly made by Borrower or received by Agent or a Lender through the exercise of a right of set-off or otherwise) shall be made pro rata, according to each Lender's Commitment Share; PROVIDED, HOWEVER, that any amounts payable by Borrower pursuant to either of Sections 12.02 or 12.03 shall be paid to Agent for the account of Lenders or Lenders entitled to such amounts. Each Lender's share of Advances shall be equal to such Lender's

Commitment Share. Notwithstanding the foregoing provisions of this Section 4.07, upon the occurrence and during the continuance of an Event of Default, each payment and prepayment of principal and interest on the Loans to Agent for the account of Lenders or to Lenders hereunder (whether directly made by Borrower or received by Agent or a Lender through the exercise of a right of set-off or otherwise), shall be made pro rata, according to each Lender's share of Loans Outstanding.

       SECTION 4.08. DECLARATION OF INVALIDATION. Each Lender agrees that, to the extent that any amount received by any Lender from Borrower or otherwise on account of any of the Loans, is subsequently invalidated, declared to be fraudulent or preferential, set aside or judicially required to be repaid to a debtor-in-possession, trustee, receiver, custodian or any other Person in connection with any proceeding referred to in Article IX(g) or (h) hereof or any similar cause of action (a "Preference"), then, to the extent of such Preference, each Lender shall upon demand reimburse Lenders(s) subjected to such Preference the amount necessary to cause each Lender to be affected by such Preference in proportion to its pro rata share of the Loans Outstanding.

       SECTION 4.09. PRO RATA SHARES PARI PASSU AND EQUAL. The Commitment Share of each Lender, and each Lender's pro rata share of Loans Outstanding, shall be PARI PASSU and equal with the Commitment Shares and pro rata shares of Loans Outstanding, of all other Lenders, and no Lender shall have priority over any other.

       SECTION 4.10. APPLICATION OF FUNDS RECEIVED BY LENDERS. As long as any amounts due under any of the Notes or this Agreement are outstanding, if any Lender shall receive from Borrower or any other Person, whether by exercise of a right of setoff pursuant to Section 4.05 or otherwise, or resulting from a banker's lien or by voluntary payment, counterclaim, cross action, suit at law or in equity or by proof of claim in bankruptcy, liquidation or similar proceedings, or by sale or disposition of any Collateral or by payment made under any policy of insurance or otherwise (but excluding any amounts received by such Lender from Agent in accordance with this Agreement), any amount in respect of its Note or Notes (other than an amount owing by Borrower to such Lender under any of Sections 4.01, 4.04, 12.02 or 12.03 of this Agreement), such Lender shall promptly send by wire transfer the portion of such amount remaining (after deduction by such Lender of any expenses or costs incurred by such Lender in connection with obtaining such amount) to Agent which are immediately available to Agent upon receipt, together with such Lender's accounting of the gross amount so received and the expenses or costs deducted therefrom. Agent shall, promptly after Agent's receipt of such amount in immediately available funds, send to each Lender by wire transfer funds (which are immediately available to such Lenders upon receipt) in such amount as may be necessary to cause each Lender (including Lenders which wired the above-referenced amount to Agent) to receive payment of a portion of said amount so received by Agent which is proportionate to such Lender's Commitment Share, or pro rata share of Loans Outstanding, as the case may be. If any such payment in respect of any such amount is made by any Lender pursuant to this Section 4.10 and if such amount or any part thereof is thereafter recovered from such Lender, the related payment to Agent and by Agent to Lenders shall be rescinded, to the extent of said recovery, and any distribution or payment restored as to the portion of such payment so recovered, but without interest. This Section 4.10 shall be applied so as to maintain for each Lender its Commitment Share, or pro rata share of Loans Outstanding, as the case may be.

         SECTION 4.11.  LETTER OF CREDIT FACILITY.

         (a) From time to time, so long as no Event of Default exists and so long as after giving effect to the issuance of the Letter of Credit the aggregate outstanding Revolving Credit Loans do not exceed the Revolving Credit Commitment, the Agent, as issuer agrees to issue for the account of Borrower Letters of Credit, in form and substance satisfactory to Agent in accordance with its usual and customary practice.

         (b) The aggregate outstanding amount of all Letters of Credit issued pursuant hereto shall at no time exceed a face amount equal to Three Million Dollars ($3,000,000).

         (c) The Letters of Credit issued pursuant hereto shall be governed by the terms of this Agreement and by the Letter of Credit Documents, signed or guaranteed or otherwise verified by Borrower in a manner satisfactory to Lenders at the time of the issuance, extension or renewal thereof.

         (d) Borrower hereby agrees to pay to Agent, as issuer a letter of credit fee equal to the customary fees charged by such issuer in connection with the issuance of Letters of Credit, payable upon issuance of each Letter of Credit.

         (e) Borrower hereby agrees to pay to Agent, as issuer, on demand, all drawing fees, transfer fees, other administrative fees and all other usual and customary fees and transaction charges of Agent, as issuer in connection with letters of credit as described in the Letter of Credit Documents as in effect from time to time.

         (f) Borrower hereby agrees to pay to Agent on behalf of Lenders, on demand, letter of credit fees as follows: (i) for trade letters of credit, an annual fee equal to one percent (1%) of the face amount of the issued trade letters of credit, and (ii) for standby letters of credit, an annual fee equal to two percent (2%) of the face amount of the issued standby letters of credit, such fees shall be payable quarterly in arrears.

         (g) No Letter of Credit shall have a maturity date after the Revolving Credit Maturity Date.

         V.  REPRESENTATIONS AND WARRANTIES

         Borrower hereby represents and warrants to Lenders (which representations and warranties shall survive the delivery of the Notes, the making of each Advance and the issuance of any Letters of Credit), that:

         SECTION 5.01. FINANCIAL STATEMENTS. Borrower has heretofore furnished to Lenders (a) balance sheets of Borrower as at January 31, 1997 (on a consolidated basis), January 31, 1996

(on a consolidated basis), January 31, 1995 (on a consolidated basis) and, June 30, 1994 and statements of income and of cash flows of Seller for the fiscal years then ended, together with the notes thereto, audited by Deloitte & Touche, certified public accountants and (b) a PRO FORMA balance sheet of Borrower and its Subsidiaries giving effect to the incurrence of the Public Debt, and projected statements of income of Borrower and its Subsidiaries for each of the fiscal years of Borrower ending January 31, 1998 through January 31, 2000, prepared by Borrower. The balance sheets and statements described in clause (a) have been prepared in accordance with GAAP applied on a basis consistent with that of preceding periods (except as described therein), and fairly present the financial condition of Borrower and its Subsidiaries on a consolidated basis, as applicable as at said dates and the results of its operations for the years ended on said dates. The PRO FORMA balance sheet and projected statements of income and cash flows described in clause (b) have been prepared on a sound financial planning basis in accordance with GAAP applied on a basis consistent with that utilized in preparing the balance sheets and statements described in clause (a) (except as described therein) and the assumptions upon which such projections are based are reasonable. Borrower and its Subsidiaries have no indebtedness, contingent obligations or liabilities that should properly be reflected in a financial statement prepared in accordance with GAAP, except as specifically reflected in such financial statements.

         Since January 31, 1997, no event has occurred which has had a material adverse impact on the condition of Borrower and its Subsidiaries' (on a consolidated basis) operations, financial or otherwise, and there has been no material adverse change in the financial condition, business, prospects, assets, operations or properties of Borrower and its Subsidiaries' (on a consolidated basis) operations, and since such date no distributions have been declared or paid or made to the stockholders of Borrower. Since the dates of preparation of the financial statements described in clause (b) above, no event has occurred which has had a material adverse impact on the condition of Borrower and its Subsidiaries on a consolidated basis, financial or otherwise, and there has been no material adverse change in the financial condition, business, prospects, assets, operations or properties of Borrower and its Subsidiaries on a consolidated basis as represented in the financial statements described in clause (b) or which would render any of the assumptions contained therein unreasonable.

         SECTION 5.02. INCORPORATION. Borrower is duly organized and validly existing as a corporation under the laws of the State of Florida, has all requisite power and authority to own its properties and to carry on its business as now being conducted or presently contemplated, and is qualified to do business in every jurisdiction where it is required to be so qualified, except such jurisdictions, if any, in which the failure to be so qualified will not have a material adverse effect on the financial condition, business, prospects, assets, operations or properties of Borrower. Borrower has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement, the Notes and the Security Documents executed by it.

         SECTION 5.03. AUTHORIZATION; COMPLIANCE. The execution and delivery of, and performance by Borrower of its obligations under, this Agreement, the Notes and the Security Documents executed by it, have been duly authorized by all requisite action, will not violate any provision of law, any order of any court or other agency of government, the charter or by-laws of Borrower, or any indenture, agreement or other instrument to which Borrower is a party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by the Security Documents executed by it, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any such indenture, agreement or instrument. This Agreement, the Notes and the Security Documents to which Borrower is a party have been duly executed and delivered by Borrower and constitute the valid and binding obligations of Borrower enforceable in accordance with their respective terms. Except as set forth on SCHEDULE 5.03 hereto, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any court, governmental instrumentality or other agency, or any other Person, in connection with or as a condition to the execution, delivery or performance of this Agreement, the Notes, or any Security Documents, as the case may be, other than such filings as are required to perfect any lien granted by the Security Documents.

         SECTION 5.04. LITIGATION. There is no action, suit or proceeding at law or in equity or by or before any court, governmental instrumentality or other agency now pending or, to the knowledge of Borrower, threatened against or affecting Borrower which, if adversely determined, would have a material adverse effect on the business, operations, prospects, properties, assets or condition, financial or otherwise, of Borrower.

         SECTION 5.05. MATERIAL AGREEMENTS. Borrower is not a party to any agreement or instrument or subject to any other restriction adversely affecting its business, properties, assets, operations, prospects or condition, financial or otherwise.

         SECTION 5.06. TITLE TO PROPERTY. Borrower has good title to all of its properties and assets, free and clear of all mortgages, security interests, restrictions, liens and encumbrances of any kind, except mortgages, security interests, restrictions, liens and encumbrances described on SCHEDULE 5.06 attached hereto and made a part hereof or permitted under Section 8.02 hereof or under any of the Security Documents, and except for restrictions, easements and minor irregularities in title which do not and will not interfere with the occupation, use and enjoyment by Borrower of such properties and assets in the normal course of its business as presently conducted, or materially impair the value of such properties and assets for the purpose of such business.

         SECTION 5.07. SUBSIDIARIES. Borrower has the Subsidiaries listed on
SCHEDULE 5.07(A) and owns the issued and outstanding shares of Capital Stock or other equity interest of any Person, or any warrant, option or other right to purchase any such shares of Capital Stock or other equity interest, and any security convertible into or exchangeable for any such shares of Capital Stock to the extent disclosed on SCHEDULE 5.07(A).

         SECTION 5.08. INSOLVENCY. Entering into this Agreement, making and delivering the Notes and any borrowings made by Borrower under this Agreement, do not and will not render Borrower insolvent; Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidating of all or a major portion of its property, and Borrower has no knowledge of any person contemplating the filing of any such petition against it or any of its assets; and after giving effect to the transactions contemplated by this Agreement (including all borrowings to be made hereunder), Borrower is and will be able to pay its debts as such debts become due, will have and continue to have funds and capital sufficient to carry on its business as presently conducted or contemplated, and will own property having a value both at fair market valuation and at fair saleable value in the ordinary course of Borrower's business greater than the amount required to pay its Indebtedness, including for this purpose unliquidated and disputed claims.

         SECTION 5.09. DISCLOSURE. No statement of fact made by or on behalf of Borrower in this Agreement or in any certificate or schedule furnished to Lenders pursuant hereto, contains any untrue statement of a material fact as to which Borrower is aware or omits to state any material fact as to which Borrower is aware necessary to make statements contained therein or herein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lenders which materially adversely affects, nor as far as Borrower can reasonably foresee, will materially adversely affect the property, business, operations, prospects or condition (financial or otherwise) of Borrower.

         SECTION 5.10. INVESTMENT COMPANY. Borrower is not an "investment company", or a company "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

         SECTION 5.11. MARGIN STOCK PURPOSE CREDIT. Borrower does not own nor does it have any present intention of acquiring, any "margin security" or "margin stock" within the meaning of Regulation G (12 CFR Part 207), or any "margin stock" within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System (herein called "margin security" and "margin stock"). None of the proceeds of the Advances or Loans will be used, directly or indirectly, by Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under such statutes.

         SECTION 5.12. TAXES. Except as set forth on SCHEDULE 5.12, Borrower has filed or caused to be filed or has properly secured extensions to file all federal, state and local tax returns required to be filed, and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments imposed upon Borrower or upon its income and profits or upon any of its property or upon any part thereof.

         SECTION 5.13. EMPLOYEE BENEFIT PLANS. (a) Neither Borrower nor any Commonly Controlled Entity maintains or contributes to any Plan which is not in material compliance with ERISA, the Code and Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272), as amended, or which has incurred any material accumulated funding deficiency within the meaning of section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under section 412 of the Code. SCHEDULE 5.13 attached hereto and made a part hereof correctly identifies each Plan. Neither Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC in connection with any Plan covering any employees of Borrower or any Commonly Controlled Entity or ceased operations at any facility or withdrawn from any Plan in a manner which could subject any of them to liability under Section 4062(e), 4063 or 4064 of ERISA or liability to any Plan participant or beneficiary, and know of no facts or circumstance which might give rise to any liability of Borrower or any Commonly Controlled Entity to the PBGC under Title IV of ERISA or liability to any Plan participant or beneficiary. Neither Borrower nor any Commonly Controlled Entity has incurred any withdrawal liability (including but not limited to any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Multiemployer Plan, and no event has occurred, and there exists no condition or set of circumstances, which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to a Multiemployer Plan.

         (b) Full payment has been made of all amounts which Borrower and any Commonly Controlled Entity were required to have paid prior to the Closing Date as premiums to the PBGC under Sections 4006 and 4007 of ERISA, or as contributions to any Plan under applicable law or under any Plan or any agreement relating to any Plan to which Borrower or any Commonly Controlled Entity is a party.

         (c) Neither Borrower nor any Commonly Controlled Entity has any knowledge of, nor do any of them have any reason to believe that, any Reportable Event has occurred with respect to any Plan subject to Title IV of ERISA.

         (d) All Plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA) are qualified plans under section 401(a) of the Code, and Borrower or a Commonly Controlled Entity (as appropriate) has received favorable determination letters from the Internal Revenue Service to such effect, which letters remain in effect.

         (e) No civil or criminal action brought pursuant to Part 5 of Title I of ERISA or under any state law and no claim (other than routine course) is pending with respect to any Plan, and neither Borrower nor any Commonly Controlled Entity has any knowledge of, or reason to believe that, any such action or claim is threatened against Borrower, any Commonly Controlled Entity, or any fiduciary of any Plan.

         (f) Neither Borrower nor any Commonly Controlled Entity has had any tax assessed against it by the Internal Revenue Service for any alleged violation under section 4975 of the Code, nor has Borrower or any Commonly Controlled Entity incurred any material liability under Section 406 of ERISA.

         SECTION 5.14. EMPLOYEE MATTERS. Borrower is not a party to any contract with any labor organization, nor has Borrower agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of its employees. There is no strike or work stoppage pending or, to the best knowledge of Borrower, threatened, or any organizational effort currently being made or, to the best knowledge of Borrower, threatened, by or on behalf of any labor union with respect to employees of Borrower. Borrower has not experienced any strike, work stoppages, grievance proceedings, claims of unfair labor practices filed or threatened to be filed, or other significant labor difficulties of any nature, nor are there any material controversies pending or threatened between Borrower and any of its employees.

         SECTION 5.15. LOCATIONS. SCHEDULE 5.15 attached hereto and made a part hereof sets forth (i) every location where any tangible asset, either real or personal, of Borrower or any Subsidiary is located, (ii) every location where Borrower or any Subsidiary has an office or place of business, (iii) the address of all real estate owned by Borrower or any Subsidiary, (iv) the address of all real estate leased by Borrower or any Subsidiary (including the record owner and any mortgagee of such real estate), and (v) each jurisdiction in which Borrower or any Subsidiary is qualified or required to be qualified to do business.

         SECTION 5.16. LICENSES; TRADEMARKS. (a) SCHEDULE 5.16 attached hereto and made a part hereof sets forth a list of (i) all material non-governmental licenses held by Borrower relating to the operation of its business as now conducted or presently contemplated (including, as to each such license, the name of the licensee and licensor, a description of the subject matter of the license, the termination date or notice requirement with respect to termination and renewal options) and (ii) all material trademarks, trade names, service marks, copyrights, know-how, patents and applications for any of the foregoing owned by or registered in the name of Borrower or any Subsidiary, relating to or used in connection with the operation of its business as now conducted or presently contemplated.

         (b) Except as set forth in SCHEDULE 5.16, all of such licenses are in full force and effect and constitute legal, valid and binding obligations of Borrower; there have not been and there currently are not any defaults thereunder by Borrower or, to the best of its knowledge, by any other party which could cause such license to be canceled, revoked or terminated; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default by Borrower or, to the best of its knowledge, by any other party thereunder. Borrower owns all the trademarks, trade names, service marks, copyrights, know-how, patents and applications for any of the foregoing listed on SCHEDULE
5.16 and, except as set forth thereon or as permitted herein, pays no royalty under any of them and has the exclusive right to bring actions for the infringement thereof. Except as set forth on SCHEDULE 5.16, no product made or sold by Borrower violates any license or, to the best of its knowledge, infringes any trademark, trade name, service mark, copyright, know-how, patent or application for any of the foregoing of any other Person. Except as listed on
SCHEDULE 5.16, there is no pending or, to the best of its knowledge, threatened claim or litigation against Borrower contesting the right of Borrower to use any of the trademarks, trade names, service marks and know-how or the validity of any of the licenses, copyrights and patents listed on such Schedule or asserting the misuse thereof.

         SECTION 5.17. MATERIAL AGREEMENTS. (a) SCHEDULE 5.17 attached hereto and made a part hereof sets forth a list of all material contracts, agreements and other instruments binding upon Borrower or to which it is a party, or otherwise relating to the operation by Borrower of its business as now conducted or presently contemplated (but only to the extent not listed on another Schedule hereto), including any (i) material distribution, sales, agency, manufacturer's representative or similar contract relating to the payment of a commission, (ii) contract involving payment of more than $250,000 in any instance for the future purchase of material, supplies, equipment or services (iii) contract for the future sale of products involving payment of more than $500,000, (iv) contract or commitment for the employment of any employee or other type of contract or understanding with any employee or consultant, involving payment of more than $200,000 on an annual basis, (v) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money or for a line of credit, or for a leasing transaction required to be capitalized in accordance with GAAP (vi) guaranty of the obligations of a third party, (vii) lease, sublease, tenancy or other agreement with respect to use of real or personal property by Borrower not required to be listed under clause (v) above involving payment of more than $50,000 annually, (viii) agreement or arrangement for the sale of any of the assets, property or rights of Borrower outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of such assets, property and rights, or (ix) any other contract deemed by Borrower to be material to the operation of its business as now conducted or presently contemplated.

         (b) Except as described in SCHEDULE 5.17, Borrower has in all material respects observed or performed all the obligations required to be observed or performed by it to date pursuant to, and is not in default or alleged to be in default under, any agreement, lease, contract, commitment, instrument or obligation required to be listed on any Schedule to this Agreement or any other material contract, agreement or other instrument relating to the operation by Borrower of its business, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by it under any of the foregoing.

         SECTION 5.18. COMPLIANCE. Except as set forth on SCHEDULE 5.18 attached hereto and made a part hereof, Borrower is in compliance with all federal, state and local laws, ordinances, rules, regulations and orders applicable to the business or properties of Borrower, including Environmental Laws and those relating to, anti-competitive practices, discrimination, employment, health and safety, except such laws, ordinances, rules, regulations and orders, if any, with which the failure to comply will not have a material adverse effect on the financial condition, business, prospects, assets, operations or properties of Borrower. Borrower has all federal, state and local governmental licenses and permits necessary in the conduct of the business of Borrower, except such licenses and permits, if any, the failure of which to have will not have a material adverse effect on the financial condition, business, prospects, assets, operations or properties of Borrower, and all such licenses and permits are in full force and effect, and no violations are or have been recorded in respect of any thereof, and no proceeding is pending or, to the best of its knowledge, threatened to revoke or limit any thereof. SCHEDULE 5.18 contains a list of: (i) all such governmental licenses and permits (all of which are transferable without consent of any third party unless otherwise indicated by an asterisk) and (ii) all judicial or governmental consents, orders, decrees and other compliance agreements under which

Borrower is operating or by which it is bound, copies of all of which have been furnished to Lenders. To the best knowledge of Borrower, no federal, state or local statute, rule, regulation, ordinance or order has been adopted or promulgated which materially adversely affects the business or assets of Borrower or its ability to carry on its business as now being conducted or as presently contemplated to be conducted.

         SECTION 5.19. ENVIRONMENTAL COMPLIANCE. Except as set forth on SCHEDULE
5.19 attached hereto and made a part hereof, there has never been any event ("Environmental Event") at, on or in connection with any real estate owned, leased or operated by Borrower or any of the Subsidiaries ("Facilities"), or in connection with the business of Borrower or any of the Subsidiaries or, to the best of Borrower's knowledge of any predecessor-in-interest, which would be deemed a release or a disposal of any hazardous, toxic or dangerous substance, waste or material ("Hazardous Material"), defined as such in, or for the purpose of, the Comprehensive Environmental Response, Liability and Compensation Act, or any other Environmental Law. In addition, except as set forth on SCHEDULE 5.19,
(i) neither Borrower, nor, to its knowledge, any predecessor-in-interest, has generated, stored, transported or disposed of any Hazardous Material in connection with their respective business operations, and Borrower is not currently generating, storing, transporting or disposing of Hazardous Material,
(ii) neither Borrower nor, to its knowledge, any predecessor-in-interest, has contaminated lands, wetlands, or waters of others with Hazardous Material in the course of their respective business operations, (iii) Borrower has never received any notification from any federal, state, local or other governmental authority of any potential or known violation of any Environmental Law or release or threat of release of any Hazardous Material at, on or in connection with any Facilities or its business operations or any vessel owned, occupied, or operated by Borrower or any Person for whose conduct Borrower is responsible, and/or of the incurrence of any expense or loss by such governmental entity, and
(iv) Borrower does not know or have reason to know of any claims, actions, lawsuits, litigation, proceedings, or investigations pending or threatened before any governmental entity relating to any environmental matter generally, nor any basis for any such claim, action, lawsuit, litigation, proceeding or investigation. As used herein, "predecessor-in-interest" means all Persons who previously conducted all or any portion of the business conducted by Borrower, and all persons who previously conducted any business at any Facilities (but only to the extent of their conduct of such business), and all previous owners of any Facilities.

         SECTION 5.20. INVENTORY. In determining which items of inventory listed on any schedule of inventory heretofore or hereafter provided by Borrower to Lenders are Eligible Inventory, Lenders may rely on all statements or representations made by Borrower or any of them on or with respect to any such schedule; further, Borrower represents and warrants that:

                  (a) all inventory is located on premises described in SCHEDULE
         5.15 as being premises owned or leased by Borrower, or on such premises as shall be approved by Agent in writing from time to time (including the additional locations set forth in SCHEDULE 5.15);

                  (b) no inventory is subject to any lien or security interest whatsoever, except as permitted by the terms of this Agreement; and

                  (c) except as specified on such schedules of inventory submitted to Lenders, no inventory is now, or shall at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Agent's prior written consent and, if Agent gives such consent, Borrower will upon the request of Agent cause any such bailee, warehouseman or similar party to issue and deliver to Lenders in form and substance acceptable to Lenders, warehouse receipts therefor in Agent's name for the ratable benefit of Lenders.

         VI.  CONDITIONS OF MAKING THE ADVANCES AND
                ISSUING LETTERS OF CREDIT

         SECTION 6.01. The obligation of Lenders to make any Advances on the Closing Date and to issue the Letters of Credit is subject to the following conditions precedent:

                  (a) The representations and warranties set forth in Article V hereof shall be true and correct on and as of the date hereof;

                  (b) Borrower shall have executed and/or delivered or caused to be executed and delivered to Agent on behalf of Lenders the following:

                           (i) This Agreement and the Note;

                           (ii) The Security Documents, together with all
                  instruments required to be delivered pursuant to the terms thereof;

                           (iii) A Certificate of the Secretary or Assistant
                  Secretary of Borrower certifying as to the due authorization, execution and delivery by Borrower of this Agreement, the Notes and the Security Documents to be executed by Borrower;

                           (iv) A Certificate of the Secretary or Assistant
                  Secretary of Borrower certifying as to its articles and by-laws and listing the names of officers of Borrower authorized to sign this Agreement, the Notes, and the Security Documents to be executed by Borrower and any other documents or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. Lenders may conclusively rely on such certificate until Agent shall receive a further certificate of the Secretary or Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

                           (v) Certificates of the Secretary of State and of the
                  Division of Taxation (if applicable) of the state of incorporation of Borrower, dated reasonably near the Closing Date, stating that Borrower is duly organized and in good standing in such State and has paid all taxes, fees and other charges due such State as of the date of such certificate;

                           (vi) Certificates of insurance evidencing the
                  insurance coverage required by Section 7.01 hereof and by the Security Documents, together with copies of insurance policies and endorsements naming Agent for the ratable benefit of Lenders as loss payee in accordance with the requirements of the Security Documents;

                           (vii) A Request for Advance, a Borrowing Base
                  Certificate and an Interest Rate Election, if applicable;

                           (viii) Copies of all documents, instruments and
                  agreements described on any Schedule hereto, certified as true and correct copies by the Secretary of Borrower;

                           (ix) Copies of all Public Debt documentation;

                           (x) A copy of the Chief Operating Officer
                  Compensation Agreement;

                           (xi) A copy of the Employment Agreement;

                           (xii) A certificate of the President of Borrower
                  stating that:

                                (A) The representations and warranties set forth
                  in Article V hereof are true and correct on and as of the Closing Date as though made on and as of such date;

                                (B) No Event of Default, nor any event which,
                  upon notice or lapse of time or both, would constitute such an Event of Default, has occurred or will have occurred after giving effect to the making of the Advances, the Revolving Credit Commitment or the Loans;

                                (C) There has occurred no material adverse
                  change in the financial condition, business, assets, prospects, operations or properties of Borrower since January 31, 1997;

                           (xiii) The pro forma balance sheet and projections
                  described in Section 5.01 hereof; and

                           (xiv) Such other supporting documents and
                  certificates as Lenders may reasonably request on or prior to the Closing Date.

                  (c) Lenders shall have received the favorable written opinion of Steel Hector & Davis LLP, counsel for Borrower dated the Closing Date, reasonably satisfactory to Lenders and their counsel in scope and substance;

                  (d) Lenders shall have completed their due diligence review of Borrower and its assets and operations with results satisfactory to Lenders;

                  (e) All necessary consents, if any, to the transactions contemplated hereby shall have been obtained;

                  (f) Borrower shall be indebted to Halston Borghese, Inc. in the aggregate principal amount of not more than $2,000,000 evidenced by the Halston Royalty Note;

                  (g) All legal matters incident to the transactions contemplated hereby shall be reasonably satisfactory to counsel for Lenders;

                  (h) No Event of Default, nor any event which, upon notice or lapse of time or both, would constitute such an Event of Default, shall have occurred; and

                  (i) Lenders shall have received payment of the fees described in Section 2.11 hereof in immediately available funds.

         SECTION 6.02.  SUBSEQUENT ADVANCES.

         (a) The obligation of Lenders to make any Advance subsequent to the Closing Date is subject to the following conditions precedent:

                  (i) All representations and warranties set forth in Sections
         5.02 through 5.20 hereof shall be true and accurate as of the Borrowing Date for such Advance, except to the extent altered by actions permitted pursuant to the terms hereof or to the extent Lenders shall have been advised in writing of any inaccuracy with respect to such representations and warranties and shall have waived the same in writing;

                  (ii) There shall have occurred no material adverse change in the financial condition, business, prospects, assets, operations, or properties of Borrower, or in the value of the collateral securing Borrower's obligations hereunder, in each case since the date of the most recent financial statements required to be delivered to Agent under Section 7.04(a) of this Agreement;

                  (iii) No Event of Default, nor any event which, upon notice or lapse of time or both, would constitute such an Event of Default, shall have occurred and be continuing or would have occurred after giving effect to the borrowing contemplated by such Advance;

                  (iv) Each such Advance shall continue to be secured by a perfected first priority lien (except as otherwise permitted by this Agreement and the Security Documents) arising under the Security Documents in favor of Agent for the ratable benefit of Lenders and Lenders covering the Collateral; and

                  (vi) No change shall have occurred under any applicable law which would make any Advance pursuant to the terms hereof illegal, or make the obligation of Borrower to repay the same voidable.

         (b) The obligation of Lenders to make any Advance subsequent to the Closing Date is also subject to the additional condition precedent that Agent shall have received with respect to such Advance a Request for Advance and an Interest Rate Election, if applicable.

         SECTION 6.03.  LETTERS OF CREDIT.

         The obligation of the Agent to issue, extend or renew, or to cause any Affiliate to extend, issue or renew any Letter of Credit after the Closing Date, and the obligation of the Lenders to purchase a participation interest in any such Letter of Credit, is subject to all of the conditions precedent set forth in Section 6.02 and to the following additional conditions precedent:

                  (i) The Borrower shall have executed all Letter of Credit Documents as may be reasonably required by the Agent; and

                  (ii) The Agent shall have received in immediately available funds payment of any fees due and payable under Section 4.11(d) and (f) hereof.

         VII.  AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, from the date hereof and until payment in full of the principal of and interest on, the Notes and any other indebtedness, liabilities and obligations of Borrower to Lenders, whether now existing or arising hereafter, unless the prior written consent of Majority Lenders shall have been obtained, Borrower will:

         SECTION 7.01. PRESERVATION OF EXISTENCE. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and its rights, licenses, permits and franchises applicable to it; at all times maintain, preserve and protect all such franchises, trademarks, trade names, service marks, copyrights, know-how and patents, and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, as are necessary in the reasonable business judgment of Borrower so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and keep its insurable properties adequately insured at all times in the reasonable business judgment of Borrower, by financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, and maintain liability and such other insurance, as is required by the Security Documents or, if greater, as is customarily maintained by similarly situated companies engaged in similar businesses, and upon request of Lenders, furnish to Agent satisfactory evidence of the same; and notify Agent of any material change in the insurance maintained on Borrower's properties after the date hereof and furnish Agent satisfactory evidence of any such change. In the event that Borrower shall default in the performance of any of its obligations under this Section, Lenders may, at their option, effect such insurance coverage with an insurer acceptable to Lenders and add the premium(s) paid therefor to the principal amount of the indebtedness incurred pursuant hereto, and the amount of such premium shall be payable by Borrower on demand with interest thereon at the highest rate payable hereunder.

         (b) Comply with all applicable laws and regulations applicable to it whether now in effect or hereafter enacted; provided that it shall not be required to so comply with any such law or regulation so long as it shall contest the same in good faith by appropriate proceedings diligently pursued and the effects of any such non-compliance would not be materially adverse to Borrower or its condition, financial or otherwise.

         (c) To the extent not prohibited hereunder, pay, perform and fulfill all of its obligations and covenants under each material document, instrument or agreement to which it is a party or by which it is bound, all in accordance with their respective terms; PROVIDED, HOWEVER, that with respect to any such documents, instruments and agreements (other than the Transaction Documents and any other documents, instruments or agreements with or in favor of Lenders or Agent), so long as Borrower is contesting in good faith any alleged failure by it to pay, perform and fulfill such obligations and covenants by proper proceedings and has made any proper reserve or other provision in accordance with GAAP on account thereof, Borrower shall not be deemed in violation of this
Section 7.01(c); PROVIDED FURTHER that payment, performance or fulfillment of such obligations and covenants shall be made or completed before any of its property shall be seized or foreclosure proceedings commenced in satisfaction thereof.

         SECTION 7.02. TAXES. Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided that it shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested.

         SECTION 7.03. NOTICES. Give prompt written notice to Agent of any proceedings instituted against Borrower by or in any federal or state court or before any commission or other regulatory body, whether federal, state or local, which, if adversely determined, would have a material adverse effect upon its business, operations, prospects, properties, assets, or condition, financial or otherwise, including any notice of non-compliance by Borrower with any Environmental Law.

         SECTION 7.04.  FINANCIAL STATEMENTS.  Furnish to Agent:

                  (a) Within ninety (90) days of the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet and consolidated and consolidating statements of income, of changes in stockholders' equity and of cash flows of Borrower and its Subsidiaries, together with notes to financial statements, audited by Deloitte & Touche or other independent certified public accountants selected by Borrower and reasonably acceptable to Lenders, the form of certification to be also reasonably satisfactory to Lenders, showing the financial condition of Borrower and its Subsidiaries at the close of such fiscal year and the results of operations during such year, and to be on a comparative basis with the corresponding statements for the preceding fiscal year on a consolidated basis; such statements shall be accompanied by (i) a statement by such accountants to the effect that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with prior years (except as to changes with which such accountants concur) and fairly present the financial condition of Borrower and its Subsidiaries at the dates thereof and the results of its operations for the periods covered thereby and (ii) a management letter from such accountants to Borrower;

                  (b) Within forty-five (45) days after the end of each quarter in each such fiscal year, commencing with the quarter ending July 31, 1997, a consolidated and consolidating balance sheet and statements of income, of changes in stockholders' equity and of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, prepared by Borrower and certified by its chief financial officer, such balance sheet to be as of the close of such quarter and such statements of income, of changes in stockholders' equity and of cash flows to be for the period from the beginning of the then current fiscal year to the end of such quarter, and to set forth in comparative form the corresponding figures for the corresponding quarter(s) of the preceding fiscal year, in each case subject to normal audit and year-end adjustments;

                  (c) Within thirty (30) days after the end of each month in each such fiscal year, commencing with the month ending April 30, 1997, a consolidated and consolidating balance sheet and statement of income, prepared by Borrower and certified by its chief financial officer, such balance sheet to be as of the close of such month and such statement of income to be for the period from the beginning of the then current fiscal year to the end of such month, in each case subject to normal audit and year-end adjustments, together with a written statement by the President or chief financial officer describing, in reasonable detail, any material changes in the financial condition and prospects of Borrower and the reasons therefor;

                  (d) Concurrently with the delivery of any and all financial statements required by Section 7.04(a) or (b), a certificate of the chief financial officer of Borrower in substantially the form of EXHIBIT E attached hereto and made a part hereof (i) calculating, setting forth and certifying, to the best knowledge of such officer after diligent inquiry, as to the accuracy of the amounts required to be calculated under Sections 7.08 through 7.11, 8.01(d), 8.01(h), 8.06, and 8.09 through 8.11 hereof, and (ii) certifying as to the fact that such officer has examined such financial statements and the provisions of this Agreement and that, to the best knowledge of such officer after diligent inquiry, no Event of Default, nor any event which upon notice or lapse of time or both, would constitute such an Event of Default, has occurred;

                  (e) Ninety (90) days after the end of each fiscal year of Borrower, commencing with the fiscal year ending January 31, 1997, projections in reasonable detail of the operating budget and cash flow of Borrower and its Subsidiaries for each of its two next succeeding fiscal years, prepared by Borrower, and also containing a certification by its chief financial officer to the effect that such projections have been prepared on a sound financial planning basis in accordance with GAAP and that the assumptions upon which such projections are based are reasonable;

                  (f) Within fifteen (15) days after the end of each month in each fiscal year of Borrower, a Borrowing Base Certificate, together with a schedule setting forth in reasonable detail Borrower's inventory and the agings of all accounts receivable of Borrower, certified by Borrower's chief financial officer as of the end of such month;

                  (g) Written notice of any of the following events, as soon as possible and in any event within 15 days after Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or Borrower or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to any Multiemployer Plan, the Reorganization (as defined in Section 4241 of ERISA) or Insolvency (as defined in Section 4245 of ERISA) of such Plan and, in addition to such notice, deliver to Lenders whichever of the following may be applicable (x) a certificate of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action that Borrower or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (y) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

                  (h) Promptly upon circulation or filing thereof, copies of any material written reports issued by any Borrower to any of its stockholders or any material creditors relating to the Borrower's financial condition, and copies of all regular, periodic and special reports and all registration statements which the Borrower files or is required to file with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

                  (i) Promptly, from time to time, such other information regarding the operations, assets, business, affairs and financial condition of Borrower (including, without limitation, any updated Borrowing Base Certificate), as Lenders may reasonably request.

         SECTION 7.05. INSPECTION. Permit Lenders and their agents or representatives, at reasonable hours and upon reasonable notice, at any time and from time to time, at Borrower's sole reasonable expense, to inspect the properties and books and records of the Borrower and to make abstracts or reproductions thereof and to discuss the business affairs of Borrower with any of its officers or any attorney or accountant engaged to perform services for it; provided that, so long as no Event of Default shall have occurred and be continuing audits at Borrower's reasonable expense shall be conducted no more frequently than once a quarter.

         SECTION 7.06. MATERIAL ADVERSE CHANGE. Promptly advise Agent of any material adverse change in the business, operations, prospects, properties, assets or condition, financial or otherwise, of Borrower or of the occurrence of any Event of Default, or of the occurrence of any event which upon notice or lapse of time or both, would constitute such an Event of Default.

         SECTION 7.07. ACCOUNTING. Maintain a standard system of accounting in accordance with GAAP with only such exceptions as are reasonably acceptable to Lenders.

         SECTION 7.08. RATIO OF INDEBTEDNESS TO CAPITAL BASE. Maintain as at the last day of each fiscal quarter of Borrower a maximum ratio of (A) Indebtedness of Borrower as at such date LESS the aggregate principal amounts outstanding under the Subordinated Debentures as at such date to (B) the Capital Base of Borrower as at such date, of 3.0 to 1.0.

         SECTION 7.09. SHAREHOLDERS' EQUITY BASE. Maintain at the end of each fiscal quarter Shareholders' Equity Base at least equal to $37,000,000 ("Minimum Amount") from the Closing Date through and including the fiscal quarter ending January 31, 1997; provided, however, such Minimum Amount shall be increased ninety (90) days following each fiscal year end after January 31, 1997 in an amount equal to 50% of the net income of Borrower for the preceding fiscal year, and; provided further, the Minimum Amount shall be immediately increased by an amount equal to the net proceeds received by Borrower as a result of any Public Offering, upon Borrower's receipt of the net proceeds therefrom.

         SECTION 7.10. MINIMUM DEBT SERVICE COVERAGE. Maintain at the end of each fiscal quarter for the twelve preceding months then ended, a minimum ratio of EBITDA less Capital Expenditures to Interest Expense plus CMLTD of 1.25 to
1.00 for the fiscal quarters including the quarter ending on January 31, 1998 and 1.40 to 1.00 thereafter.

         SECTION 7.11. MINIMUM INTEREST COVERAGE. Maintain at the end of each fiscal quarter for the twelve preceding months then ended, a minimum ratio of Operating Cash Flow to Interest Expense of 1.35 to 1.0 for the fiscal quarters including the quarter ending on January 31, 1998 and 1.50 to 1.0 thereafter.

For purposes of the calculations required in connection with Sections 7.08, 7.09, 7.10 and 7.11 hereof, all tests shall be determined on a consolidated basis.

         SECTION 7.12. PRINCIPAL DEPOSITORY. Use Agent as the principal depository of its corporate funds.

         VIII.  NEGATIVE COVENANTS.

         Borrower covenants and agrees that, until payment in full of the principal of and interest on, the Notes and any other indebtedness, liabilities or obligations of Borrower to Lenders, whether now existing or arising hereafter, unless the prior written consent of Majority Lenders shall have been obtained, Borrower will not, directly or indirectly:

         SECTION 8.01. INDEBTEDNESS. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

                  (a)  Indebtedness to Lenders;

                  (b) Indebtedness with respect to trade obligations and other normal accruals in the ordinary course of business not yet due and payable, or with respect to which it is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent it has set aside as to such contested amounts on its books adequate reserves therefor;

                  (c) Endorsements of negotiable instruments for collection in the ordinary course of business;

                  (d) Indebtedness representing (i) existing Capitalized Lease Obligations or Purchase-Money Indebtedness described on SCHEDULE 8.01(D) hereto (but not any renewals or refinancings thereof), (ii) additional Capitalized Lease Obligations or Purchase-Money Indebtedness in an aggregate amount not to exceed $100,000 (but only to the extent such additional Indebtedness is incurred within the limits set forth in
         Section 8.10 hereof), and (iii) Capitalized Lease Obligations or Purchase-Money Indebtedness exceeding the amount described in (ii) above, but only under terms and conditions and in amount acceptable to Lenders.

                  (e) Deferred taxes, but only to the extent it has set aside on its books adequate reserves in accordance with GAAP;

                  (f) Indebtedness to the Subordinated Creditors evidenced by the Subordinated Debentures in an aggregate principal amount not to exceed at any time outstanding $12,560,034 only so long as such Indebtedness is subordinated to Indebtedness of Borrower to Lenders;

                  (g) Indebtedness to Seller evidenced by the Halston Royalty
         Note in a principal amount not to exceed at any time outstanding $2,000,000;

                  (h) Obligations under existing Plans maintained in accordance with the terms of this Agreement, but only to the extent it has set aside on its books adequate reserves in accordance with GAAP;

                  (i) Indebtedness to Heller evidenced by the Heller Factoring Agreement;

                  (j) Indebtedness pursuant to foreign currency exchange contracts in aggregate face amounts not to exceed $200,000 at any time outstanding;

                  (k) Indebtedness issued pursuant to the Public Debt;

                  (l) the Mortgage Indebtedness; and

                  (m) Indebtedness incurred in connection with an acquisition permitted under Section 8.08 hereof.

         SECTION 8.02. LIENS AND ENCUMBRANCES. Create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than:

                  (a) liens securing the payment of taxes, either not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, and as to which it shall have set aside on its books adequate reserves in accordance with GAAP;

                  (b) deposits under workers' compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                  (c) carriers', warehousemen's and mechanics' liens, incurred by it in good faith in the ordinary course of business, and liens arising out of a judgment or award against it with respect to which it shall currently be prosecuting an appeal, a stay of execution pending such appeal having been secured;

                  (d) liens in favor of Agent for the ratable benefit of Lenders or Lenders;

                  (e) liens securing Indebtedness permitted by Section 8.01(d) hereof, PROVIDED that the liens securing such Indebtedness shall be confined solely to the assets purchased from the proceeds of such Indebtedness or assets required to be capitalized in connection with such Indebtedness;

                  (f) liens and other encumbrances permitted pursuant to the Security Documents;

                  (g) liens in favor of the Subordinated Creditors;

                  (h) liens in favor of Heller so long as the Heller Intercreditor Agreement is in full force and effect;

                  (i) the First Mortgage;

                  (j) liens and encumbrances disclosed on SCHEDULE 5.06 hereof; and

                  (k) liens and encumbrances incurred in connection with an acquisition permitted under Section 8.08 hereof.

         SECTION 8.03. GUARANTEES. Guarantee, endorse or otherwise in any way become or be responsible for, obligations of any other Person, whether by agreement to purchase Indebtedness of any other Person, or agreement for the furnishing of funds to any other Person, through purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging any Indebtedness or obligation of such other Person, or otherwise (except endorsements on negotiable instruments for collection in the ordinary course of business and except for that certain Guarantee Agreement, dated March 16, 1995, from Borrower to Geoffrey Beene, Inc.).

         SECTION 8.04. SALE - LEASEBACKS. Enter into any arrangements, directly or indirectly, with any Person whereby it shall sell or transfer any property or asset, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or asset.

         SECTION 8.05. SALE OF ASSETS. Sell, lease, transfer or otherwise dispose of all or any portion of its properties or assets to any Person, except in the ordinary course of its business (which ordinary course shall include the sale or other disposition of obsolete or excess inventory, fixtures or equipment to the extent ordinary and consistent with past practice including machinery and equipment related to the manufacture of footwear), or turn over the management of, or enter into a management contract with respect to, such properties or assets; provided, however, Borrower may, prior to the end of each calendar year, assign its Accounts and other intangible assets, to FRM Services so long as the Borrower shall take such action as Agent may require to perfect or continue to perfect the Agent's security interest in the Accounts.

         SECTION 8.06. INVESTMENTS. Purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock or other securities or evidences of Indebtedness of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any Person, except:

                  (a) advances to employees for business expenses or for personal needs not to exceed Twenty Thousand Dollars ($20,000) in the case of any one (1) employee and not to exceed Fifty Thousand Dollars ($50,000) in the aggregate to all such employees of Borrower outstanding at any one time;

                  (b) investments in short-term obligations of the United States of America;

                  (c) demand deposits, certificates of deposit, bankers' acceptances and time deposits of United States banks having total assets in excess of $250,000,000;

                  (d) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof which at the time of purchase have been rated and the ratings for which are not less than "P-1" if rated by Moody's Investors Services, Inc., and not less than "A-1" if rated by Standard & Poor's;

                  (e) investments in money market funds, liquid assets funds and other similar funds purchasing, investing in or otherwise acquiring or holding only investments otherwise permitted by paragraphs (b) through
         (d) of this Section 8.06;

                  (f) investments in Fine Fragrances, evidenced by Capital Stock of Fine Fragrances issued to Borrower;

                  (g) investments in G.B. Parfums, evidenced by Capital Stock of G.B. Parfums issued to Borrower;

                  (h) investments in Halston, evidenced by Capital Stock of Halston issued to Borrower;

                  (i) investments in FRM Services, evidenced by Capital Stock of FRM Services issued to Borrower; and

                  (j) investments permitted pursuant to Section 8.08 hereof

         SECTION 8.07. CHANGES. Dissolve, liquidate or commence the winding up of its affairs, or merge or consolidate with or into any Person, except for the merger of any Subsidiary with or into any other wholly-owned Subsidiary or the Borrower.

         SECTION 8.08. ASSET PURCHASES. Except in the case of the Borrower and its Subsidiary, acquire all or substantially all of the assets of any Person, except that Borrower or any of its Subsidiaries may, without the prior written consent of Lenders, acquire all or substantially all of the assets of any Person so long as (a) Borrower gives Lenders prior written notice of such acquisition,
(b) such acquisition is in the same, similar or complementary business of Borrower, (c) neither Borrower nor any Subsidiary shall assume or create any liabilities or contingent obligations in connection with such acquisition in an amount in excess of $50,000,000 in the aggregate, (d) Agent for the ratable benefit of Lenders has a first priority security interest in the Accounts and Inventory acquired immediately following such acquisition, (e) the purchase price for such assets, when added to the purchase price paid for all other acquisitions of assets permitted pursuant to this Section 8.08 do not exceed $50,000,000 in the aggregate for the then current fiscal year and (f) there exists no Event of Default, or any event which, with the giving of notice or passage of time or both, or after giving effect to such acquisition, would constitute an Event of Default. In connection with any such acquisition, the Borrower or any such Subsidiary shall be permitted to secure the indebtedness permitted pursuant to clause (c) of this Section 8.08 with the assets acquired (other than Accounts and Inventory).

         SECTION 8.09. DIVIDENDS AND DISTRIBUTIONS. Declare or pay any dividends (other than stock dividends) or make any other distribution of cash or property to any of its stockholders (other than in connection with the terms of any outstanding warrants), or directly or indirectly redeem, purchase or otherwise acquire for consideration, any shares of its Capital Stock (a "Restricted Distribution"), except that Borrower may make payments (a) to the holders of the Subordinated Debentures and the Halston Royalty Note to the extent such payments are not prohibited under Section 8.12 hereof, (b) pursuant to the terms of the FMG Consulting Agreement, (c) pursuant to the terms of the Employment Agreement,
(d) pursuant to the terms of the Chief Operating Officer Compensation Agreement,
(e) pursuant to the Bonus Plan and (f) additional Restricted Distributions (exclusive of those set forth in subsections (a) through (e) hereof) in an amount not to exceed $50,000 in the aggregate per annum.

         SECTION 8.10. CAPITAL EXPENDITURES. Make Capital Expenditures during any fiscal year in excess of $2,500,000.

         SECTION 8.11. CAPITAL LEASES. Incur obligations under any lease not deemed to be a Capitalized Lease if the aggregate rental payable by Borrower during any fiscal year under all such leases in effect at any one time during such year exceeds $100,000 plus the obligations outstanding under the Lease.

         SECTION 8.12. SUBORDINATED PAYMENTS.

         (a) Make any payments to the holder(s) of the Subordinated Debentures, whether on account of principal, premium, if any, or interest due thereunder if an Event of Default has occurred and is continuing.

         (b) Make any payment of regularly scheduled principal to the holders of the FMG Subordinated Debentures unless the Borrower is maintaining a Debt Service Coverage (as required by Section 7.10 hereof) of at least 1:50:1.0, and

         (c) Make any payment of regularly scheduled interest to the holders of the FMG Subordinated Debentures unless Borrower is maintaining an interest coverage ratio (as required by Section 7.11 hereof) of 1.75:1.0.

         SECTION 8.13. TRANSACTIONS WITH AFFILIATES. Conduct or enter into any business or transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate except on terms and conditions determined in good faith by the Board of Directors of Borrower to be no less favorable to Borrower than could be obtained in arms-length transactions with unaffiliated Persons, except (i) for the FMG Consulting Agreement, the G.B. Parfums Sublicense Agreement, the Halston License Agreement, the Employment Agreement, the Chief Operating Officer Compensation Agreement and the Bonus Pool, (ii) transfers to FRM Services as permitted pursuant to Section

8.05 and (iii) the granting of a license by Fine Fragrances to the Borrower for the use of the trademarks and trademark application owned by Fine Fragrances and the payment of royalties thereunder.

         SECTION 8.14. ACCOUNTS RECEIVABLE. Except for (i) the sale of Accounts pursuant to the Heller Factoring Agreement and (ii) transfers permitted to FRM Services pursuant to Section 8.05, sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances, with or without recourse, except for collection (including endorsements) in the ordinary course of business.

         SECTION 8.15. ERISA. (a) Terminate any Plan so as to result in any material liability to PBGC, including, without limitation, any contingent or secondary withdrawal liability within the meaning of Sections 4201 and 4202 of ERISA to any Multiemployer Plan, (b) engage in any "prohibited transaction" (as defined in section 4975 of the Code) involving any Plan which would result in a material liability for an excise tax or civil penalty in connection therewith,
(c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA or section 412 and/or 418B of the Code), whether or not waived, involving any Plan, (d) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to PBGC by reason of termination of any such Plan or (e) cause or permit any Plan maintained by Borrower and/or any Commonly Controlled Entity to be administered in a manner which is not in material compliance with ERISA, the Code and/or Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272), as amended.

         SECTION 8.16. AMENDMENTS; MODIFICATIONS. Amend, waive or modify in any material respect any of the terms of (a) the documentation evidencing the Public Debt, (b) the Subordinated Debentures (c) the Halston Royalty Note, (d) the FMG Consulting Agreement or (e) the Chief Operating Officer Compensation Agreement.

         SECTION 8.17. CHANGE IN BUSINESS. Engage, directly or indirectly, in a business substantially different from the business conducted by Borrower during the preceding calendar year .

         SECTION 8.18.  FISCAL YEAR.  Change the fiscal year of Borrower.

         SECTION 8.19. SUBSIDIARIES. Sell, assign or otherwise dispose of, or directly or indirectly create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance or any nature whatsoever on, Borrower's Capital Stock in Fine Fragrances, G. B. Parfums, Halston or FRM Services, except as provided in Section 8.02 hereof.

         IX.  DEFAULTS

         In case of the occurrence of any one or more of the following events (each of which event is herein and in the Notes and the Security Documents sometimes called an "Event of Default"):

                  (a) any representation or warranty made herein or in any Security Document, or in any report, certificate, financial statement or other instrument furnished to Agent or Lenders in connection with this Agreement, or any borrowing hereunder, shall prove to be false or misleading in any material respect when made or deemed to have been made;

                  (b) default (i) in the payment of any installment of the principal of or interest on the Notes or any other Indebtedness of Borrower to Lenders, whether at the due date thereof or at a date fixed for prepayment, by acceleration, demand or otherwise, or (ii) in the payment of any other amount or fee due to Lenders hereunder or under any of the Security Documents and the continuation of any such default described in this clause (ii) for five (5) days after written notice thereof by such Agent to Borrower;

                  (c) default in the due observance or performance of any covenant, condition or agreement contained in any Section of Article VII (except for Sections 7.01, 7.02 or 7.07) or any Section of Article VIII hereof;

                  (d) default in the due observance or performance of any other covenant, condition or agreement on the part of Borrower to be observed or performed pursuant to the terms hereof or pursuant to the terms of any of the Security Documents (other than as set forth in subparagraphs
         (b) and (c) above), and such default shall continue unremedied for thirty (30) days after written notice thereof by the Agent to Borrower;

                  (e) (i) default under any other Indebtedness of Borrower (other than to any of Lenders) in an amount outstanding which exceeds One Hundred Thousand Dollars ($100,000) at the time of such default if, as a result of such default, the holder thereof would be entitled to accelerate the maturity of such Indebtedness (after any applicable notice and the passage of any applicable grace period), or (ii) if any Indebtedness described in clause (i) above is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment, by demand or otherwise;

                  (f) dissolution, liquidation, winding-up, or termination of existence of Borrower;

                  (g) if Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if action shall be taken for the purpose of effecting any of the foregoing;

                  (h) an order, judgment or decree shall be entered, without the application, approval or consent of Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of Borrower or appointing a receiver, trustee, custodian or liquidator of Borrower or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days;

                  (i) final judgment for the payment of money in excess of an aggregate of One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and the same shall remain undischarged for a period of thirty (30) consecutive days, during which period execution shall not be effectively stayed or bonded, unless such judgment shall be covered by an insurance policy maintained by Borrower in full force and effect without notice of the denial of or any challenge to a claim brought in respect thereof;

                  (j) the occurrence of any attachment of any deposits or other property of Borrower in the hands or possession of Agent for the ratable benefit of Lenders or Lenders, which shall not be discharged, stayed or bonded within thirty (30) days of the date of such attachment;

                  (k) the occurrence of any attachment of any other property of Borrower in an amount exceeding Fifty Thousand Dollars ($50,000), which shall not be discharged, bonded or stayed pending appeal within thirty
         (30) days of the date of such attachment;

                  (l) an Event of Default under any of the Security Documents shall have occurred and be continuing beyond any applicable grace period;

                  (m) an Event of Default under any of the Subordinated Debentures or the Halston Royalty Note shall have occurred and be continuing beyond any applicable grace period;

then and in every such Event of Default which shall be continuing, Majority Lenders may declare the obligation to make the Advances to be terminated, whereupon the same shall forthwith terminate, and Majority Lenders may, by notice to Borrower, declare the entire unpaid principal amount of the Notes and all fees and interest accrued and unpaid thereon and/or under this Agreement and any and all other Indebtedness of Borrower to Lenders and/or to any holder of all or any portion of the Notes to be forthwith due and payable, whereupon the Notes and all such accrued fees and interest and other Indebtedness shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however that upon the occurrence of an Event of Default under Article IX (g) or (h) hereof, all of the unpaid principal amount of the Notes, all fees and interest accrued and unpaid thereon and/or under this Agreement and any and all other Indebtedness of Borrower to Lenders and/or to any such holder shall thereupon become and be forthwith due and payable in full without any need for Lenders to make any such declaration or take any action, and Lenders' obligations to make the Advances shall simultaneously terminate. Upon the occurrence of any Event of Default, Lenders, without regard to the value or adequacy of the security for the Indebtedness of Borrower under the Transaction Documents, shall be entitled as a matter of right, if they so elect, to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of all or any substantial part of the properties of Borrower, for the purpose of collecting all rents, income and other benefits thereof, or of liquidating all or any part of the collateral, and applying such rents, income or other benefits or the proceeds of such liquidation to the Indebtedness of Borrower to Lenders (or to such other indebtedness as the court appointing such trustee, receiver, liquidator or other official may direct). The remedies specified herein are cumulative and not exclusive of any other remedy after any particular Event of Default and shall not operate as a waiver of any remedy in that or in any subsequent instance.

         X.  MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS

         SECTION 10.01. (a) Upon the occurrence of an Event of Default, or the occurrence of any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, or a material change in the value of the collateral securing Borrower's obligations under this Agreement, the Notes and the other Transaction Documents, upon request of Majority Lenders, Borrower shall arrange for all payments due to Borrower from any Person, including, but not limited to, customers or account debtors of Borrower, to be made directly to lock-boxes owned or designated by Agent to which Agent or its designee shall have exclusive access for the purpose of collecting and processing payments on Accounts, or in such other manner as Majority Lenders may reasonably direct. Agent shall credit all payments made with respect to Accounts of Borrower to Borrower's account, conditioned upon final collection. All items of payment received (subject to dishonor) upon the collection of any Account shall be applied (conditioned upon final collection) by Agent to outstanding Advances the Business Day payment is received by Agent in immediately available funds at its office in Providence, Rhode Island. Any such payment which is not received in such form or prior to 12:00 Noon (Providence, Rhode Island time) shall be deemed received for all purposes of this Agreement on the next succeeding Business Day on which such funds become immediately available prior to such time.

         (b) In the event Borrower (or any Affiliate of Borrower or any Person acting for or in concert with Borrower) shall, notwithstanding the existence of any lock-box arrangement referred to in subsection (a) of this Section 10.01, receive any monies, checks, drafts or other similar negotiable items of payments made with respect to Accounts of Borrower, Borrower or such Persons shall receive the same in trust and shall deliver to Agent (or to a depository designated by Agent) in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

         (c) Upon the occurrence of an Event of Default, or the occurrence of any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, or the occurrence of a material change in the value of the collateral securing Borrower's obligations under this Agreement, the Notes and the other Transaction Documents, Borrower will, at Majority Lenders' request, at Borrower's cost and expense, collect and otherwise enforce as

Lenders' property and in trust for Agent for the ratable benefit of Lenders all amounts payable on or otherwise receivable with respect to the Accounts and Inventory of Borrower. In such event, as to all moneys so collected and all other proceeds of Accounts and Inventory received by Borrower, Borrower shall receive in trust and shall deliver to Agent (or to a lock-box designated by Agent pursuant to Section 10.01(a) hereof) in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. Upon any termination of Borrower's authority to collect and enforce the Accounts and amounts payable with respect to Inventory of Borrower (which Agent may do at any time after the occurrence of an Event of Default, or the occurrence of any event which, with the passage of time or giving of notice or both, would constitute an Event of Default, or the occurrence of a material change in the value of the collateral securing Borrower's obligations under this Agreement, the Notes and the other Transaction Documents), Agent may send a notice of assignment and/or notice of Lenders' security interest to any and all customers or any third party otherwise concerned with any of the Accounts or such Inventory, and thereafter Agent shall have the sole right to collect and receive and/or take possession of the Accounts and such other amounts and the books and records relating thereto.

                  (d) (i) Borrower hereby constitutes Agent or its designee on behalf of Lenders as Borrower's attorney-in-fact with power: to receive, endorse, assign and/or deliver in its name or the name of Borrower on any notes, acceptances, checks, drafts, money orders or other evidences of payment or account that may come into its possession and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed; to sign Borrower's name on any invoice or bill of lading relating to any of the Accounts, drafts against customers, assignments and verifications of Accounts and notices to customers; to send verifications of Accounts; to do all other acts and things necessary to carry out this Agreement and, upon the occurrence of an Event of Default, or the occurrence of any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, to notify postal service authorities to change the address for delivery of mail addressed to Borrower to such address as Agent may designate. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that Agent or its designee shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct. This power of attorney, being coupled with an interest, is irrevocable until all of the obligations of Borrower to Agent under this Agreement and the Notes are paid in full and this Agreement is terminated.

                  (ii) Agent, on behalf of the Lenders, without notice to or consent of Borrower, upon the occurrence of an Event of Default under subsections (g) or (h) of Article IX hereof or upon the occurrence and during the continuance of any other Event of Default, (A) may make demand on, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon such terms as shall be determined by Agent in its sole discretion, any of the Accounts or any securities, instruments or insurance applicable thereto and/or release the obligor thereon; and (B) is authorized and empowered to accept the return of the goods represented by any of the Accounts.

                  (e) Nothing herein contained shall be construed to constitute Borrower as agent of Agent for any purpose whatsoever, and Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except for Agent's obligations, if any, under the Uniform Commercial Code with respect thereto or to the extent it is determined by a final judicial decision that Agent's act or omission constituted gross negligence or willful misconduct). Agent shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that Agent's error, omission or delay constituted gross negligence or willful misconduct). Agent, by anything herein or in any assignment or otherwise, does not assume any of Borrower's obligations under any contract or agreement assigned to Agent, and Agent shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

                  (f) If any of the Accounts include a charge for any tax payable to any governmental tax authority, Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for Borrower's account and to charge Borrower's account therefor. Borrower shall notify Agent if any Accounts include any tax due to any such taxing authority and, in the absence of such notice, Agent shall have the right to retain the full proceeds of such Accounts and shall not be liable for any taxes that may be due from Borrower by reason of the sale and delivery creating such Accounts.

         SECTION 10.02. ACCOUNTS DOCUMENTATION. Borrower will, in addition to the monthly Accounts agings certificates and Borrowing Base Certificates delivered pursuant to Section 7.04 of this Agreement, at such intervals as Majority Lenders require (including on a daily basis), furnish a Borrowing Base Certificate and such further schedules and/or information to Agent as Majority Lenders may reasonably require relating to the Accounts, including, without limitation, sales invoices. In addition, Borrower shall notify Agent of any non-compliance with respect to the representations, warranties and covenants contained in Section 10.03 below. The items to be provided under this Section
10.02 are to be in form satisfactory to Agent and are to be executed and delivered to Agent from time to time solely for its convenience in maintaining records of the Accounts; Borrower's failure to give any of such items to Agent shall not affect, terminate, modify or otherwise limit Lenders' lien or security interest in the Accounts or any other Collateral securing the obligations of Borrower to Lenders under this Agreement and the Notes.

         SECTION 10.03.  STATUS OF ACCOUNTS.

         (a) With respect to Eligible Accounts of Borrower in existence on the date hereof and at the time any future Eligible Accounts are included in any Borrowing Base Certificate, Borrower represents and warrants that:

                  (i) Borrower is the sole owner of the Account and is fully authorized to sell, transfer, pledge and/or grant a security interest in each and every Account, free and clear of all liens except in favor of Agent for the ratable benefit of Lenders and Lenders or otherwise permitted hereunder;

                  (ii) each Account is a good and valid account representing a bona fide transaction completed in accordance with the terms and provisions contained in any documents related thereto;

                  (iii) the amount of the face value shown on any schedule of Accounts provided to Agent and/or all invoices and statements delivered to Agent with respect to any Account, are actually and absolutely owing to Borrower for delivery of goods or services and are not contingent for any reason;

                  (iv) to the best of Borrower's knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect thereto, the Account is not a contra account, and Borrower not has made any agreement with any account debtor thereunder for any deduction therefrom, except a discount or allowance allowed by Borrower in the ordinary course of its business for prompt payment consistent with past practices of Borrower uniformly applied, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

                  (v) none of the transactions underlying or giving rise to any Account shall violate in any material respect any applicable state or federal laws or regulations, and all documents relating to any Account shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms;

                  (vi) to the best of Borrower's knowledge, all signatures and endorsements that appear on all documents and agreements relating to Accounts are genuine and each account debtor, guarantor or endorser thereunder (i) had the capacity, power and authority to contract at the time any such document or agreement giving rise to the Account was executed and (ii) is solvent and will continue to be fully able to pay all Accounts on which it is obligated in full when due;

                  (vii) all documents and agreements relating to Accounts are true and correct and in all respects what they purport to be, are not evidenced by a judgment and are only evidenced by one executed original;

                  (viii) to the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable or collectible thereunder from the amount of the invoice face value shown on any schedule of Accounts, and on all contracts, invoices and statements delivered to Agent with respect thereto;

                  (ix) the goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any lien, claim, encumbrance or security interest, except the lien of Borrower as vendor thereof pursuant to the Uniform Commercial Code, the security interest of Lenders pursuant to the Security Documents, the security interests permitted by, and subject to, Section 8.02(g) of this Agreement and the security interest of Heller under the Heller Factoring Agreement;

                  (x) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any account debtor thereunder which might result in any material adverse change in the financial condition of such account debtor; and

                  (xi) they have not been pledged to any other Person except as permitted by, and subject to, Section 8.02 of this Agreement.

         (b)  Borrower covenants that, from and after the date hereof:

                  (i) Borrower shall maintain books and records pertaining to said collateral in such detail, form and scope as Lenders shall reasonably require;

                  (ii) Borrower will, promptly upon learning thereof, report to Agent any matters adversely affecting the value, enforceability or collectibility of any of the Accounts;

                  (iii) if any amount payable under or in connection with any Account is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to Agent for the ratable benefit of Lenders as additional collateral;

                  (iv) Borrower shall not re-date any invoice or sale, or make sales on extended terms dating beyond that customary in the industry;

                  (v) Borrower shall conduct a physical count of its inventory at such intervals as Lenders may reasonably request, and promptly supply Agent with a copy of such counts accompanied by a report of the value (based on the lower of cost (on a FIFO basis) and market value) of such inventory;

                  (vi) Borrower is not and shall not be entitled to pledge Lenders' credit on any purchases or for any purpose whatsoever; and

                  (vii) Borrower shall not, without Lenders' prior written consent, grant any extension of the time of payment of any Eligible Account Receivable, compromise or settle any Eligible Account Receivable for less than the full amount thereof, release in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon (other than discounts in the ordinary course of business for prompt payment consistent with past practices); provided, that, Borrower may without Lenders' prior written consent grant extensions of time of payment for Accounts which are not Eligible Accounts Receivable, or compromise or settle any such

         Accounts for less than the full amount thereof or allow a credit or discount on any such Account, so long as such extension, compromise, settlement, credit or discount is in the ordinary course of Borrower's business consistent with past practices and on such terms as may be customary in the industry.

         SECTION 10.04. COLLATERAL CUSTODIAN. Upon the occurrence of an Event of Default set forth in subsections (g) or (h) of Article IX hereof or upon the occurrence and during the continuance of any other Event of Default (or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default), Agent may at any time and from time to time employ and maintain in the premises of Borrower a custodian selected by Agent who shall have full authority to do all acts necessary to protect Lenders' interests and to report to Agent thereon. Borrower hereby agrees to cooperate with any such custodian and to do whatever Agent may reasonably request to preserve the collateral. All costs and expenses incurred by Agent by reason of the employment of the custodian shall be charged to Borrower's account and added to the amounts due and owing under this Agreement and the Notes.

       XI.  AGENT.

       SECTION 11.01.  APPOINTMENT.

       Fleet is hereby appointed as agent hereunder and each Lender hereby authorizes Fleet to act hereunder and under the Transaction Documents (as applicable) as its agent hereunder and thereunder. Fleet agrees to act as such upon the express conditions contained in this Article XI. The provisions of this
Article XI are solely for the benefit of Fleet, as agent for Lenders, and neither Borrower nor any third party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Fleet shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower.

       SECTION 11.02.  POWERS; GENERAL IMMUNITY.

       (a) DUTIES SPECIFIED. Each Lender irrevocably authorizes Agent to take such action on such Lender's behalf, and to exercise such powers hereunder and under the other instruments and agreements referred to herein as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Agent shall be responsible for delivering to each Lender, promptly upon Agent's receipt of the same, copies of all financial statements, reports and other written materials required to be delivered to Agent pursuant to Section 7.04 hereto. Agent shall have only those other duties and responsibilities which are expressly specified in this Agreement and it may perform such duties by or through its agents or employees. The duties of Agent shall be mechanical and administrative in nature; and Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein.

       (b) NO RESPONSIBILITY FOR CERTAIN MATTERS. Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, the Notes or other Transaction Documents or any other document, instrument or agreement now or hereafter executed in connection herewith or therewith, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents executed in connection herewith or therewith by or on behalf of Borrower or any Subsidiary to Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any default or Event of Default.

       (c) EXCULPATORY PROVISIONS. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted hereunder or in connection herewith unless caused by its or their gross negligence or willful misconduct. If Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from Lenders. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Lenders shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein in accordance with the instructions of Lenders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein unless and until it has obtained the instructions of Lenders.

       (d) AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as Lender hereunder. With respect to its participation in the Loans and the commitments of Lenders hereunder, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any Subsidiary as if they were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

       (e) AGENT'S DUTIES REGARDING COLLATERAL. Except as expressly provided herein, and in the Security Documents, Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Collateral. Agent shall incur no liability to any Lender as a result of any private sale of the Collateral. Lenders hereby consent, and agree upon written request by Agent to execute and deliver such instruments and other documents as Agent may deem desirable to confirm such consent, to the release of Liens in favor of Agent for the ratable benefit of Lenders on any of the Collateral in connection with any sale, transfer or other disposition of Collateral or any part thereof in accordance with the Transaction Documents (as applicable). Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property, it being understood that none of Agent or any Lender shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not Agent or Lenders have or are deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

         SECTION 11.03. REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

       Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making of the Loans hereunder, and has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Agent shall not have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of any Loan or any time or times thereafter (except for information received by Agent hereunder), and Agent shall further not have any responsibility with respect to the accuracy of or the completeness of the information provided to Lenders.

       SECTION 11.04.  RIGHT TO INDEMNITY.

       Each Lender severally agrees to indemnify Agent, according to its pro rata share of Loans Outstanding, to the extent Agent shall not have been reimbursed by Borrower and/or any Subsidiary, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement, the Notes and/or any of the other Transaction Documents; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

       SECTION 11.05.  PAYEE OF NOTE TREATED AS OWNER.

       Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent in accordance with the terms of this Agreement. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange for such Note.

       SECTION 11.06.  RESIGNATION BY AGENT.

       (a) In the event Agent reasonably determines that it can no longer serve as agent hereunder by reason of a conflict of interest or restrictions imposed by any law, rule or regulation applicable to it, Agent may resign from the performance of all its functions and duties hereunder by giving thirty (30) days prior written notice to Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor agent of appointment pursuant to clauses (b) or (c) below or as otherwise provided below.

       (b) Upon any such notice of resignation, Lenders shall appoint a successor agent who shall be reasonably satisfactory to Borrower and shall be an incorporated bank or trust company insured by the Federal Deposit Insurance Corporation and having a combined surplus and undivided capital of at least Five Hundred Million Dollars ($500,000,000).

       (c) If a successor agent shall not have been so appointed within said thirty (30) day period, the resigning agent, with the consent of Borrower (not to be unreasonably withheld or delayed), shall then appoint a successor agent who shall serve as Agent until such time, if any, as Lenders, with the consent of Borrower (not to be unreasonably withheld or delayed), appoint a successor agent as provided above.

       (d) If no successor agent has been appointed pursuant to clause (b) or
(c) by the 40th day after the date such notice of resignation was given by the resigning agent, the resigning agent's resignation shall become effective and Lenders shall thereafter perform all the duties of the resigning agent hereunder until such time, if any, as Lenders, with the consent of Borrower (not to be unreasonably withheld or delayed), appoint a successor agent as provided above.

       SECTION 11.07.  SUCCESSOR AGENT.

       Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retired agent, and the retiring agent shall be discharged from its duties and obligations as Agent under this Agreement. After any retiring agent's resignation as Agent the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         XII.  MISCELLANEOUS

         SECTION 12.01. SURVIVAL. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by Lenders of the Advances, the Loans and the issuances of Letters of Credit and shall continue in full force and effect so long as the Notes and any other Indebtedness of Borrower to Lenders is outstanding and unpaid.

         SECTION 12.02. REIMBURSEMENT OF COSTS. Borrower agrees to reimburse Lenders upon demand for all reasonable costs, charges and expenses of Lenders (including reasonable fees and disbursements of counsel to Lenders) in connection with (i) the preparation, execution and delivery of this Agreement, the Notes and the Security Documents, (ii) the making of the Advances, (iii) the making of the Loans and the issuance of Letters of Credit, (iv) any amendments, modifications, consents or waivers in respect thereof, (v) any appraisals or other valuation of collateral requested by Majority Lenders and (vi) any enforcement thereof, and all reasonable costs and out-of-pocket expenses of Lenders in connection with the conduct by Lenders or their representatives of any field audit or examination of Borrower's properties and records. In addition, Borrower shall pay on demand any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Security Documents and the other instruments and documents to be delivered hereunder, and Borrower agrees to save Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

         SECTION 12.03. INDEMNIFICATION. Borrower irrevocably agrees to, and does hereby indemnify and hold harmless each Lender, its agents and employees and each Person, if any, who controls Lenders within the meaning of Section 15 of the Securities Act of 1933, as amended, and each and all and any of them (the "Indemnified Parties"), against any and all losses, claims, actions, causes of action, damages or liabilities (including any amount paid in settlement of any action, commenced or threatened), joint or several, to which they, or any of them, may become subject under statutory law or at common law, insofar as such losses, claims, damages, liabilities or actions arise out of or are related to any act or omission of Borrower with respect to the Loans, including without limitation, any such losses, claims, actions, causes of action, damages or liabilities which arise out of or are based upon any untrue statement or alleged untrue statement of a material fact by or on behalf of Borrower contained in any document distributed in connection therewith, or the omission or alleged omission by or on behalf of Borrower to state in any of the foregoing a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by it or them in connection with investigating, preparing for or defending against any such actions, commenced or threatened.

         Promptly upon receipt of notice of the commencement of any action, or information as to any threatened action, against any of the Indemnified Parties in respect of which indemnity or reimbursement may be sought from Borrower on account of the agreement contained in this Section 12.03, notice shall be given to Borrower in writing of the commencement or threat thereof, together with a copy of all papers served, but the omission so to notify Borrower of any such action or threat shall not release Borrower from any liability which it may have to such Indemnified Parties otherwise than on account of the indemnity agreement contained in this Section 12.03.

         In case any such action shall be brought against any of the Indemnified Parties, Borrower shall be entitled to participate in (and, to the extent that it shall wish, including the selection of counsel reasonably acceptable to the Indemnified Parties, to direct) the defense thereof at its own expense. Any of the Indemnified Parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel shall have been authorized in writing by Borrower in connection with the defense of such action or Borrower shall not have employed counsel reasonably acceptable to the Indemnified Parties to have charge of the defense of such action or such Indemnified Party shall have been advised by legal counsel that there may be defenses available to it which are different from or additional to those available to Borrower (in which case Borrower shall not have the right to direct the defense of such action on behalf of such Indemnified Party), in any of which events the reasonable expenses of such Indemnified Party shall be borne by Borrower. If and so long as Borrower has effectively waived any right to question or challenge Borrower's liability to fully indemnify an Indemnified Party for a claim, such Indemnified Party shall not be entitled to compromise or settle such claim without Borrower's consent.

         The provisions of Section 12.03 shall be effective only to the fullest extent permitted by law.

         SECTION 12.04. GOVERNING LAW. This Agreement and the Notes shall be construed in accordance with, and governed by, the laws of the State of Rhode Island applicable to contracts made and to be performed entirely within the State of Rhode Island. Borrower and Lenders each acknowledge that this Agreement and the Notes were executed by Borrower in New York but were delivered in the State of Rhode Island.

         SECTION 12.05. CONSENT. No modification or waiver of any provision of this Agreement, or of the Notes, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing (in the case of a waiver or consent, signed by Lenders, and in the case of a modification, signed by Borrower and Lenders), and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand, on Borrower in one case, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

         SECTION 12.06. WAIVER. Neither any failure nor any delay on the part of Lenders in exercising any right, power or privilege hereunder, or under the Notes, or under any of the Security Documents or any other instrument given as security for the Notes, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

         SECTION 12.07. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied or telegraphed or delivered to the applicable party at the addresses indicated below, if to Lenders, to:

                  Fleet National Bank
                  111 Westminster Street
                  Providence, Rhode Island  02903
                  Attention:  Robert T.P. Storer
                                 Senior Vice President

                  Telephone:  (401) 278-6472
                  Telecopy:   (401) 751-1274


         and if to Borrower, to:

                  French Fragrances, Inc.
                  14100 N.W. 60th Avenue
                  Miami Lakes, Florida  33014
                  Attention:  William J. Mueller
                                 C.F.O.
                                    and
                                 Oscar Marina
                                 V.P., General Counsel

                  Telephone:  (305) 818-8000
                  Telecopy:    (305) 818-8020

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed, telecopied or telegraphed, respectively, be deemed to be effective three (3) days after deposited in the mails by registered or certified mail, postage prepaid, return receipt requested, or when transmitted by telecopier or delivered to the telegraph company, respectively, addressed or sent as aforesaid.

         SECTION 12.08. UNCONDITIONAL OBLIGATIONS. Borrower's obligation to make all payments provided for in this Agreement and/or the Notes shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type, including without limitation, any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist. However, this Section
12.08 shall not constitute a waiver of any claims Borrower may hereafter have at law against Lenders.

         SECTION 12.09. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrower and Lenders, and their respective successors and assigns, except that Borrower shall not have any right to assign its rights hereunder or any interest herein without the prior written consent of Lenders.
         SECTION 12.10. CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY. Borrower, to the extent that it may lawfully do so, hereby consents to the jurisdiction of the courts of the State of Rhode Island and the United States District Court for the District of Rhode Island and to the courts of the State of Florida and the United States District Court for the Southern District of Florida, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections which it may have as to venue in any of such courts. TO THE EXTENT PERMITTED BY LAW, BORROWER AND LENDERS ALSO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS AND ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH. NEITHER BORROWER, LENDERS, AGENT NOR ANY ASSIGNEE OF OR SUCCESSOR TO BORROWER, LENDERS, OR AGENT, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION OR PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES HERETO, OR ANY OF THEM. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 12.10 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         SECTION 12.11. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 12.12. HEADINGS. The Articles and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 12.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original of this Agreement, and all such counterparts shall constitute a part of this Agreement.

         SECTION 12.14. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

         SECTION 12.15. PARTICIPATIONS. Upon the prior notification to the Agent, any Lender may sell participations in all or part of the Loans and/or its commitment hereunder or any other interest herein or in the Notes to another Person, but in any such event the participant shall not have any rights under this Agreement, the Notes, the Security Documents or any other document delivered in connection herewith (the participant's rights against Lenders in respect of that participation to be those set forth in the agreement executed by that Lender in favor of the participant relating thereto), and all amounts payable by Borrower hereunder or thereunder shall be determined as if Lenders had not sold such participation. Lenders may furnish any information concerning Lenders and Borrower in the possession of Lenders from time to time to participants (including prospective participants); provided that any such provision of any confidential information about Borrower to any such participant or prospective participant shall obtain such participant's or prospective participant's agreement to keep any such confidential information confidential.

       SECTION 12.16.  NO MODIFICATION.

       No amendment or waiver of any provision of this Agreement, the Notes, the Letter of Credit Documents or any other Transaction Documents, nor consent to any departure by Borrower therefrom, nor the release by Agent of any material items of Collateral (other than in connection with the sale or disposition of Collateral permitted under any Transaction Document or the payment in full of all Indebtedness and termination of the Revolving Credit Commitment), shall be effective unless the same shall be in writing and signed or approved by Majority Lenders; PROVIDED, HOWEVER, that no amendment, waiver or consent nor any such release shall have the effect of any of the following unless the same shall be in writing and signed or approved by all Lenders: (i) increasing the maximum principal amount of the Revolving Credit Facility, (ii) reducing the principal amount of, or the rate of interest on, the Notes or any unpaid Letter of Credit Reimbursement Obligations or other sum due and payable hereunder, or releasing or discharging Borrower from its obligations to make payments of any such sums,
(iii) postponing any date fixed for payment or prepayment of principal of, or interest on, the Notes or any unpaid Letter of Credit Reimbursement Obligations or other sum due and payable hereunder, (iv) extending or renewing the maturity date for the Revolving Credit Facility, (v) amending this Section 12.17 or (vi) releasing Collateral (other than in connection with the sale or disposition of Collateral permitted under any Transaction Document or the payment in full of all Indebtedness and termination of the Revolving Credit Commitment) if the aggregate net book value of all Collateral released by Agent exceeds $2,000,000 in the aggregate during any one fiscal year or exceeds $5,000,000 in the aggregate while any Loans are outstanding and unpaid; and PROVIDED, FURTHER, HOWEVER, that no amendment, waiver or consent (x) shall affect the rights or duties of Agent under this Agreement, any Note, the Letter of Credit Documents or any other Transaction Documents, unless the same shall be in writing and signed by Agent in addition to Lenders required above, and (y) subject to
Section 4.06 hereof, shall change the Commitment Share of any Lender, unless the same shall be in writing and signed by Agent and Lenders so affected.

       SECTION 12.17. SYNDICATIONS. (a) Each Lender shall have the right to further syndicate the its Revolving Credit Commitments hereunder or any other interest herein or in the Notes to one or more Persons (an "Assignee") on such terms and in accordance with such documentation as shall be satisfactory to Lenders in their sole discretion (provided the terms of the Loans are not modified or revised), so long as (i) Fleet and its Affiliates retain in the aggregate a fifty-one percent (51%) or more interest in, the Revolving Credit Commitment and the Notes and (ii) any action to be taken by Lenders and such Assignee would require consent of Lenders holding a 51% or more interest therein. Borrower hereby agrees at Lenders' or such Assignee's expense so long as no Event of Default exists (and at Borrower's expense if an Event of Default exists) to execute and deliver any and all documents requested by Lenders to effectuate or facilitate such syndication, including, without limitation, an amendment to this Agreement adding the Assignee as a Lender and new Notes evidencing the interest of Lenders and such Assignee in the Revolving Credit Commitment.

       (b) Upon the syndication of the Revolving Credit Commitment hereunder, the respective rights of Lenders and Borrower against each other under this Agreement, the Notes, the Security Documents or any other document delivered in connection herewith with respect to the portion of the Loans being assigned or delegated shall be terminated and Lenders and Borrower shall each be released from all further obligations to the other hereunder with respect thereto (all such rights and obligations being so terminated or released being referred to in this Section 12.17(b) as "Discharged Rights and Obligations"), and Borrower and Assignee shall each acquire rights against each other and assume obligations toward each other which differ from the Discharged Rights and Obligations only in so far as Borrower and Assignee have assumed and/or acquired the same in place of Lenders.

       SECTION 12.18.  ACTUAL KNOWLEDGE.

       For purposes of this Agreement, neither Agent nor any Lender shall be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for Borrower's account established pursuant to this Agreement, shall, in fact, have actual knowledge of such fact or state of facts or unless written notice of such fact shall have been received by Agent or such Lender in accordance with Section 12.07.

       SECTION 12.19.  RELATIONSHIP; LIMITATION ON DAMAGES.

         (a) THE RELATIONSHIP AMONG BORROWER, AGENT AND LENDERS SHALL BE SOLELY THAT OF BORROWER, AGENT AND LENDERS. AGENT AND LENDERS SHALL NOT HAVE ANY FIDUCIARY RESPONSIBILITIES TO BORROWER.

         (b) AGENT AND LENDERS SHALL NOT HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR, ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES SUFFERED BY BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED OR THE RELATIONSHIP ESTABLISHED BY THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION

HEREWITH OR THEREWITH OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH, UNLESS IT IS DETERMINED BY A JUDGMENT OF A COURT THAT IS BINDING ON AGENT OR SUCH LENDER (WHICH JUDGMENT SHALL BE FINAL AND NOT SUBJECT TO REVIEW ON APPEAL), THAT SUCH DAMAGES WERE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF AGENT OR SUCH LENDER CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS SECTION SHALL NOT BE DEEMED TO LIMIT OR PROHIBIT ANY CLAIMS BY BORROWER AGAINST A DELINQUENT LENDER AS CONTEMPLATED BY SECTION 4.06 HEREOF.

       SECTION 12.20.  INTEGRATION.

       This Agreement supersedes Borrower's application for the Loans, the term sheets and/or commitment letters of Lenders generally describing the Loans and all other prior dealings among Borrower, Agent, any of Lenders and any of their respective agents, employees or officers with respect to the Loans.

       SECTION 12.21.  CONFIDENTIALITY.

       Lenders shall, with respect to any and all financial statements or other reports or documents delivered by Borrower to Agent pursuant to Section 7.04, to the extent that Borrower shall have specifically designated any information contained therein to be treated as confidential (provided that pro forma financial statements and projections shall be deemed confidential although not designated as such) and to the extent that such information therein contained has not theretofore otherwise been disclosed in such a manner as to render such information no longer confidential, employ reasonable procedures designed to maintain the confidential nature of the information therein contained; provided, however, that any Lender may disclose or disseminate such information to: (a) such Lender's respective employees, agents, attorneys and accountants who would ordinarily have access to such information in the normal course of the performance of their duties in connection with the administration of the Loans;
(b) upon notice to Borrower, such third parties as such Lender may, in its reasonable discretion, deem reasonably necessary in connection with or in response to (i) compliance with any law, ordinance or governmental order, regulation, rule, policy, subpoena, investigation or request, or (ii) any order, decree, judgment, subpoena, notice of discovery or similar ruling or pleading issued, filed, served or purported on its face to be issued, filed or served (x) by or under authority of any court, tribunal, arbitration board or any governmental agency, commission, authority board or similar entity or (y) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity, provided sufficient notice has been given to such Borrower to enable such Borrower to seek an appropriate protective order or (iii) collection of any of the Indebtedness now or hereafter owing by Borrower and/or any Subsidiary to any of Lenders or enforcement of any rights or remedies now or hereafter possessed by any of Lenders; (c) subject to Sections 12.15 and 12.17, any prospective purchaser (including an Affiliate of any Lender), in connection with the resale or proposed resale by it of any portion of its Note or other participation in its Commitment Share or Loans Outstanding, provided that such prospective purchaser agrees to be bound by the confidentiality provisions set forth above; and (d) any entity utilizing such information to rate or classify any Lender's debt or equity securities for sale to the public, provided that such entity agrees to be bound by the confidentiality provisions set forth above.

         IN WITNESS WHEREOF, Agent, Lenders and Borrower have each caused this Agreement to be duly executed under seal by their duly authorized representatives, all as of the day and year first above written.

                              LENDERS:

                              FLEET NATIONAL BANK, AS LENDER


                              By: /s/ Robert T.P. Storer
                                  -----------------------------------------
                                  Title: Senior Vice President


                              BORROWER:

                              FRENCH FRAGRANCES, INC.


                              By: /s/ Oscar E. Marina
                                  -------------------------------------------
                                       Title: Vice President


                              FLEET NATIONAL BANK, AS AGENT


                              By: /s/ Robert T.P. Storer
                                  -----------------------------------------
                                  Title: Senior Vice President

                             EXHIBITS AND SCHEDULES


Exhibit A - Amendment Letter
Exhibit B- Borrowing Base Certificate
Exhibit C- Request for Advance
Exhibit D- Form of Revolving Credit Note
Exhibit E- Compliance Certificate


Schedule 1.01(A)  Eligible Accounts Receivable
Schedule 1.01(B)  Lenders' Commitment Share
Schedule 5.03     Required Consents
Schedule 5.06     Liens and Encumbrances
Schedule 5.07(A)  Capitalization
Schedule 5.07(B)  Subsidiaries
Schedule 5.12     Taxes
Schedule 5.13     Employee Benefit Plans
Schedule 5.15     Location of Tangible Assets
Schedule 5.16     Licenses, Trademarks and Tradenames
Schedule 5.17     Material Contracts
Schedule 5.18     Compliance
Schedule 5.19     Environmental
Schedule 8.01(D)  Capitalized Lease Obligations or Purchase Money Indebtedness

                                    EXHIBIT A


                                                                       [], 199[]


French Fragrances, Inc.
14100 N.W. 60th Avenue
Miami Lakes, Florida 33014

Re:      AMENDMENT LETTER

Ladies and Gentlemen:

         Upon your acceptance of the terms of this letter agreement as evidenced by your execution and delivery to Fleet National Bank as agent (the "Agent") on behalf of Fleet National Bank, as a lender (the "Lenders") on or before [], 19[], the date upon which the foregoing amendments shall take effect, of a copy of this letter, French Fragrances, Inc. (the "Borrower") and the Lenders agree to amend (i) that certain Credit Agreement dated as of May 13, 1997, by and among the Lenders, the Agent and Borrower, as amended to date (the "Original Credit Agreement"); (ii) the Revolving Credit Notes (as defined in the Credit Agreement and/or (iii) the Security Documents (as defined in the Credit Agreement), as follows:

         1. All capitalized terms not defined herein shall have the same meanings ascribed to such terms as provided in the Credit Agreement.

         2. [Choose appropriate paragraphs to be amended].

         3. After giving effect to the amendments contemplated by this Letter Agreement, Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by it in the Original Credit Agreement, except to the extent altered by actions permitted pursuant to the terms of the Original Credit Agreement or expressly contemplated pursuant to the terms hereof, or to the extent the Agent has been advised in writing of any inaccuracy with respect to such representations or warranties and has waived the same in writing.

         4. All references to obligations of the Borrower in the Security Documents shall be deemed amended to include all obligations of Borrower under the Original Credit Agreement, as amended by the terms hereto. All references to the "Credit Agreement", the "Loans", the "Revolving Credit Notes", the "Notes", the Security Documents and any other defined terms amended hereby as set forth in the Transaction Documents shall, to the extent applicable, be deemed amended to be references to such terms, agreements and documents as amended by the terms of this Letter Amendment.

         5. Each of the Borrower and Lenders hereby agree that nothing contained herein or done pursuant hereto shall limit or be construed to limit the security interest or lien previously granted by Borrower to the Agent for the benefit of the Lenders under the Security Documents, or the priority thereof over other liens, encumbrances and security interests. The Security Document shall remain in full force and effect and Borrower hereby ratifies and confirms the Security Documents in all other respects, including, without limitation, the continuing grant of a lien on and security interest in the collateral covered thereby.

         6. All representations and warranties made in this Letter Amendment shall survive execution and delivery hereof and the closing of the transactions contemplated hereby.

         7. Borrower ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the Transaction Documents, as amended by the terms hereof.

         8. All reasonable costs and expenses, including reasonable attorneys' fees, relating to the negotiation, preparation, execution and delivery of this Agreement and all instruments, agreements and documents contemplated hereby shall be the responsibility of the Borrower.

         9. The Borrower hereby acknowledges and agrees that the Credit Agreement and each of the other Transaction Documents, as amended by the terms hereof, are not subject as of the date hereof to any defenses rights of setoff, claims or counterclaims that might limit the enforceability thereof.

         9. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such state. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

                                      Very truly yours,

                                      FLEET NATIONAL BANK


                                      By__________________________________
                                         Title____________________________


                                      By__________________________________
                                         Title____________________________

Accepted and agreed as of
the [] day of []. 19[].

FRENCH FRAGRANCES, INC.


By___________________________
Title _________________________

                                    EXHIBIT B

                           BORROWING BASE CERTIFICATE


Fleet National Bank
111 Westminster Street                               Date:
Providence, RI 02903

Attention:  Robert T.P. Storer
               Senior Vice President

Ladies and Gentlemen:

         Pursuant to the provisions of Section 2.01 of that certain Credit Agreement (the "Agreement") dated as of May 13, 1997, among Fleet National Bank, as agent, French Fragrances, Inc., as Borrower, and Fleet National Bank, as a lender, the undersigned hereby represents and warrants that the aggregate principal amount of Advances (as defined in the Agreement) outstanding under the Revolving Credit Notes dated as of May 13, 1997 (the "Note") of the undersigned in the aggregate principal amount of $40,000,000, after taking into consideration the amount of the Advance, if any, requested this date, is less than or equal to the "Revolving Credit Commitment" (as defined in the Agreement) in effect on the date hereof (as calculated below in accordance with the Agreement).

COMMITMENT:  Lesser of:

         A.       $40,000,000

         (OR)

         B.       Borrowing Base:

1.       Total Accounts Receivable (as of        , 19  ):              $________

         (a)    Insured Eligible Accounts Receivable:

          0-30  Days:           $__________
         31-60  Days:           $__________
         61-90  Days:           $__________

                                     Total Insured Eligible AR:       $_________
                                     Percentage advance:                  85%
                                     Insured AR Borrowing Base:       $_________

(b)      Approved Eligible Accounts Receivable

          0-30  Days:     $__________
         31-60  Days:     $__________
         61-90  Days:     $__________

                                 Total Approved Eligible AR:         $_________
                                 Percentage advance:                     85%
                                 Approved AR Borrowing Base:         $_________

         (c) Eligible Accounts Receivable (other than Insured Eligible Accounts Receivable or Approved Eligible Accounts Receivable):

          0-30  Days:    $__________
         31-60  Days:    $__________
         61-90  Days:    $__________

                                Total Approved Eligible AR:      $_________
                                Percentage advance:                  80%
                                Approved AR Borrowing Base:      $_________

                                TOTAL AR BORROWING BASE          $_________

2.       Inventory Borrowing Base

         (a)    Eligible In-House Inventory; at                       $________

         (b)    Less a reserve against Total Eligible In-House
                Inventory of $1,200,000

         (c)    Capped at a maximum of $20,000,000


                                                 TOTAL INVENTORY
                                                 BORROWING BASE      $_________

3.       Total Borrowing Base:

         AR Borrowing Base:                                          $_________
         PLUS
         Inventory Borrowing Base                                    $_________

                                   TOTAL                             $_________


                                  Very truly yours

                                  FRENCH FRAGRANCES, INC.



                                  By:______________________________________
                                     Title:________________________________

                                    EXHIBIT C

                               REQUEST FOR ADVANCE


                                                              [], 19[]


Fleet National Bank, as Agent
111 Westminster Street
Providence, RI  02903

Attention:  Robert T.P. Storer, Senior Vice President

Ladies and Gentlemen:

         Pursuant to the provisions of Section 2.01 of that certain Credit Agreement (the "Agreement") dated as of May 13, 1997, among French Fragrances, Inc., as borrower, Fleet National Bank, as agent and Fleet National Bank, as a lender, the undersigned hereby requests an "Advance", as that term is defined in the Agreement, of $[] to be made on [], 19[] pursuant to Section 2.01 of the Agreement, which Advance shall be evidenced by the Secured Revolving Credit Notes of the undersigned, dated as of May 13, 1997.

         The undersigned hereby ratifies, reaffirms and confirms that the representations and warranties set forth in Sections 5.02 through 5.20 and
Section 10.03 of the Agreement are true and accurate as of the date such Advance is to be made, except to the extent altered by actions permitted by the Agreement and except to the extent you have been advised in writing of any inaccuracy with respect to such representations and warranties and have waived the same in writing. The undersigned hereby further represents and warrants that
(i) there has occurred no material adverse change in the financial condition, business, assets, operations or properties of the undersigned since the date of the most recent financial statements required to be delivered under Section 7.04 of the Agreement and (ii) no "Event of Default", as that term is defined in the Agreement, has occurred, nor has any event occurred, nor will any event have occurred after giving effect to such proposed Advance, which would constitute such an Event of Default but for the requirement that notice be given or time elapse, or both.

                                          Very truly yours,

                                          FRENCH FRAGRANCES, INC.


                                          By:_______________________________
                                             Title:_________________________

                                    EXHIBIT D


                          SECURED REVOLVING CREDIT NOTE

$40,000,000                                                  As of May 13, 1997
                                                             New York, New York


       FOR VALUE RECEIVED, the undersigned FRENCH FRAGRANCES, INC., a Florida corporation (together with the predecessor Florida corporation, "Borrower"), hereby promises to pay to the order of FLEET NATIONAL BANK, a national banking association organized under the laws of the United States having a place of business at 111 Westminster Street, Providence, Rhode Island 02903 (the "Lender"), as hereinafter provided, the principal sum of Forty Million Dollars ($40,000,000) or, if less, the aggregate unpaid principal amount of advances made by the Lender to Borrower pursuant to that certain Credit Agreement of even date herewith by and among Borrower, Fleet National Bank, as Agent and Lender, as a lender (the "Credit Agreement"), together with interest, whether before or after maturity, at the rate hereinafter provided, on any and all principal amounts outstanding hereunder from time to time from the date hereof until payment in full hereof.

       This Note is one of the so-called "Revolving Credit Notes" referred to in, and is entitled to the benefits of, the Credit Agreement. The terms and provisions of the Credit Agreement are hereby incorporated herein by reference as if fully set forth herein. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

       From the date hereof until this Note is paid in full, interest on principal amounts outstanding hereunder shall accrue and be payable at a rate per annum equal to (i) the Applicable Revolving Funded Debt Rate or (ii) the applicable Eurodollar Rate for the applicable Interest Period, or both, in accordance with the terms of the Credit Agreement. Interest hereon shall be calculated on the basis of a year of three hundred sixty (360) days counting the actual number of days elapsed.

       Interest on the principal amounts outstanding hereunder shall be due and payable monthly in arrears on the first day of each month, commencing June 1, 1997 and continuing on the first day of each month thereafter until payment in full hereof; PROVIDED, HOWEVER, that in addition to any such monthly payment of interest all accrued and unpaid interest outstanding under any Eurodollar Loan shall be paid in full on the Interest Adjustment Date for such Eurodollar Loan.

       Principal amounts outstanding hereunder in excess of the Revolving Credit Commitment then in effect, as reduced from time to time pursuant to the Credit Agreement, shall be immediately due and payable without further notice or demand as provided in the Credit Agreement. All principal amounts outstanding hereunder, together with all unpaid interest hereon, shall be due and payable on the Revolving Credit Maturity Date, or on such earlier date or dates as said principal, or any part thereof, may become due and payable pursuant to the Credit Agreement.

       Payments of principal and interest due hereunder shall be made by Borrower to the Lender in lawful money of the United States of America at the office of Agent at 111 Westminster Street, Providence, Rhode Island, or such other place as the Lender may designate to Borrower in writing, in accordance with the Credit Agreement. Payments of principal and interest hereunder may be made by the Lender by debiting the demand deposit account(s) of Borrower, if any, maintained with Agent or in such other reasonable manner as may be designated by the Lender in writing to Borrower, and in any event shall be made in immediately available funds prior to 12:00 o'clock Noon (Providence time) on the Business Day such payment is due. Borrower hereby authorizes Agent to so debit such demand deposit account(s).

       The Borrower hereby agrees to pay to the Lender, upon demand, to the extent permitted by law, a late charge in an amount equal to five percent (5%) of each payment of principal and/or interest, and/or in respect of any other sum or amount, which is not paid in full within ten (10) days of the date on which such payment is due (without giving effect to any applicable grace period).

       This Note is secured by, and is entitled to all the benefits of, the Security Documents referred to in the Credit Agreement. Reference is made to the Credit Agreement for rights and obligations as to (i) advances and readvances of the principal sums evidenced hereby, (ii) mandatory and voluntary reductions of the Revolving Credit Commitment under the Credit Agreement, (iii) mandatory and voluntary repayment of principal and interest hereunder, (iv) acceleration of the maturity hereof and (v) rights of prepayment as set forth in Section 2.06 the Credit Agreement. The occurrence or existence of an Event of Default shall constitute a default under this Note and shall entitle the Lender to accelerate the entire indebtedness hereunder and to take such other action as may be provided for in the Credit Agreement and the Security Documents.

       All advances, readvances, repayments and prepayments of principal hereunder may be recorded by the Lender on this Note or in its internal records, and the Lender is hereby authorized to make all such entries on this Note or in such records.

       In the event that the Lender shall exercise or endeavor to exercise any remedies hereunder or under the Credit Agreement or any Security Documents, Borrower shall pay all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees, and the Lender may take judgment for all such amounts in addition to all other sums due hereunder.

       Borrower hereby expressly waives presentment, dishonor, protest and demand, diligence, notice of protest, of demand and of dishonor, and any other notice otherwise required to be given under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of Borrower.

       No consent or waiver by the holder hereof with respect to any action or failure to act which, without such consent or waiver, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed by Borrower and the Lender.

       All agreements between Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of prepayment, acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount charged, reserved, paid or agreed to be paid to the Lender for the use, forbearance or detention of the indebtedness evidenced hereby and by the Credit Agreement exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; PROVIDED, HOWEVER, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. If, from any circumstance whatsoever, fulfillment of any provision hereof or of any of the Security Documents or the Credit Agreement at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, IPSO FACTO, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and the Lender.

       This Note shall be construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed entirely within such State without resort to its conflict of laws rules, except to the extent that such laws are superseded by Federal enactments.

       IN WITNESS WHEREOF, Borrower has caused this Note to be executed under seal by its duly authorized officers as of the date first above written.


Witness:                                FRENCH FRAGRANCES, INC.

                                        By
---------------------------------          ----------------------------------
                                              Title:
                                                    -------------------------

STATE OF NEW YORK         )
                          ) ss.:
COUNTY OF _________       )

       On the __ day of May, 1997, before me personally came _____________, to me known, who, being by me duly sworn, did depose and say that he resides at ____________________; that he is the ______________ of ______________________, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                   -----------------------------------
                                             Notary Public

                                    EXHIBIT E

Fleet National Bank
111 Westminster Street
Providence, RI 02903

Attention:  Robert T.P. Storer
               Senior Vice President

         RE:      Compliance Certificate required by Section 7.04(d) of Credit
Agreement (the "Agreement") dated as of May 13, 1997, by and between French Fragrances, Inc., as borrower, Fleet National Bank, as agent and Fleet National Bank, as a lender.

Dear Bob:

         This certificate is submitted by the undersigned pursuant to Section 7.04(d) of the Agreement. Capitalized terms used herein have the same meaning as in the Agreement.

         The undersigned hereby certify that the following information is true, accurate and complete as of_____________.

I. Section 7.08:     Indebtedness to Capital Base

                  Ratio as of ____________:              _______
                  Ratio required by Agreement:           3.0:1.0

II. Section 7.09:     Shareholders' Equity Base

                  Current Amount:                        ________
                  Amount required by Agreement:          $37,000,000
                  (through 1/31/97); to be increased
                  thereafter

III. Section 7.10:     Debt Service

                  Ratio as of ____________:              ________
                  Ratio required by Agreement:           1.25:1.0 through fiscal
                                                         quarter ending 1/31/98;
                                                         1.40:1.0 thereafter

 IV. Section 7.11:     Operating Cash Flow to
                             Interest Expense

                   Ratio as of ____________:            ________
                   Amount required by Agreement:        1.35:1.0 through fiscal
                                                        quarter ending 1/31/98;
                                                        1.50:1.0 thereafter

 V. Section 8.01(d):  Permitted Indebtedness

                   Capitalized Lease Obligations
                   and Purchase-Money Indebtedness:     _________
                   Maximum permitted by Agreement:      Existing plus $100,000

 VI. Section 8.01(l):  Permitted Indebtedness

                   Foreign Currency Exchange            _________
                   Maximum Permitted by Agreement:      $200,000

 VII. Section 8.06:     Permitted Advances

                   Aggregate Advances to Employees:     _________
                   Maximum Permitted by Agreement:      $ 25,000

 VIII. Section 8.09:     Dividends

                   Distributions                        __________

 IX. Section 8.10:     Capital Expenditure Limitation

                   Capital Expenditures:                __________
                   Maximum permitted by Agreement:      $2,500,000

 X. Section 8.11:     Operating Lease Limitation

                   Operating lease obligations:         __________
                   Maximum permitted by Agreement:      $100,000

         The undersigned further certifies that he has examined the financial statements delivered in connection herewith and the provisions of the Agreement and that, to the best of his knowledge after diligent inquiry, as of the date hereof no Event of Default, nor any event which upon notice or lapse of time, or both, would constitute an Event of Default, has occurred.

                               FRENCH FRAGRANCES, INC.


                               By:_________________________________
                                        Title:_________________________